   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1999
                                                     REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                           C-CUBE SEMICONDUCTOR INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                   DELAWARE                                      77-0192108
        (SATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)

                            1778 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 490-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

             TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
               TO BE REGISTERED                        EACH CLASS IS TO BE REGISTERED
             -------------------                       ------------------------------
                     NONE                                           N/A

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                                (TITLE OF CLASS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           C-CUBE SEMICONDUCTOR INC.

                             CROSS-REFERENCE SHEET
           SHOWING LOCATION IN REGISTRATION STATEMENT OF INFORMATION
                          REQUIRED BY ITEMS ON FORM 10

            ITEM NUMBER AND HEADING                                LOCATION
            -----------------------                                --------
1.   Business...................................  SUMMARY; RISK FACTORS; REASONS FOR THE
                                                  DISTRIBUTION; BUSINESS; UNAUDITED PRO-FORMA
                                                  FINANCIAL STATEMENTS; MANAGEMENT'S
                                                  DISCUSSION AND ANALYSIS OF FINANCIAL
                                                  CONDITION AND RESULTS OF OPERATIONS;
                                                  ARRANGEMENTS BETWEEN C-CUBE MICROSYSTEMS
                                                  AND SEMICONDUCTOR; FINANCIAL STATEMENTS
2.   Financial Information......................  SUMMARY; RISK FACTORS; REASONS FOR THE
                                                  DISTRIBUTION; BUSINESS; UNAUDITED PRO-FORMA
                                                  FINANCIAL STATEMENTS; MANAGEMENT'S
                                                  DISCUSSION AND ANALYSIS OF FINANCIAL
                                                  CONDITION AND RESULTS OF OPERATIONS;
                                                  ARRANGEMENTS BETWEEN C-CUBE MICROSYSTEMS
                                                  AND SEMICONDUCTOR; FINANCIAL STATEMENTS
3.   Properties.................................  RISK FACTORS; BUSINESS
4.   Securities Ownership of Certain Beneficial
     Owners.....................................  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                                  OWNERS AND MANAGEMENT
5.   Directors and Executive Officers...........  MANAGEMENT
6.   Executive Compensation.....................  EXECUTIVE COMPENSATION
7.   Certain Relationships and Related
     Transactions...............................  SUMMARY; RISK FACTORS; THE DISTRIBUTION;
                                                  REASONS FOR THE DISTRIBUTION; BUSINESS;
                                                  MANAGEMENT; SECURITY OWNERSHIP OF CERTAIN
                                                  BENEFICIAL OWNERS AND MANAGEMENT;
                                                  ARRANGEMENTS BETWEEN C-CUBE MICROSYSTEMS
                                                  AND SEMICONDUCTOR; AND DESCRIPTION OF
                                                  CAPITAL STOCK
8.   Legal Proceedings..........................  LEGAL PROCEEDINGS
9.   Market Price of and Dividends of the
     Registrant's Common Equity and Related
     Stockholder Matters........................  SUMMARY; RISK FACTORS; SECURITY OWNERSHIP
                                                  OF CERTAIN BENEFICIAL OWNERS AND
                                                  MANAGEMENT; DESCRIPTION OF CAPITAL STOCK;
                                                  DIVIDEND POLICY; ARRANGEMENTS BETWEEN
                                                  C-CUBE MICROSYSTEMS AND SEMICONDUCTOR
10.  Recent Sales of Unregistered Securities....  NOT APPLICABLE
11.  Description of Registrant's Securities to
     be Registered..............................  DESCRIPTION OF CAPITAL STOCK
12.  Indemnification of Directors and
     Officers...................................  INDEMNIFICATION OF OFFICERS AND DIRECTORS

            ITEM NUMBER AND HEADING                                LOCATION
            -----------------------                                --------
13.  Financial Statements and Supplementary
     Data.......................................  SUMMARY; RISK FACTORS; UNAUDITED PRO-FORMA
                                                  FINANCIAL STATEMENTS; BUSINESS;
                                                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                  FINANCIAL CONDITIONS AND RESULTS OF
                                                  OPERATIONS; FINANCIAL STATEMENTS;
                                                  ARRANGEMENTS BETWEEN C-CUBE MICROSYSTEMS
                                                  AND SEMICONDUCTOR
14.  Changes in and Disagreements with
     Accountants on Accounting and Financial
     Disclosure.................................  NOT APPLICABLE
15.  Financial Statements and Exhibits..........  FINANCIAL STATEMENTS; EXHIBITS

                             INFORMATION STATEMENT
                          relating to the spin-off of
                           C-CUBE SEMICONDUCTOR INC.
                         from C-Cube Microsystems Inc.

     We are sending you this information statement to describe the distribution of shares of common stock of C-Cube Semiconductor Inc. or Semiconductor to the stockholders of C-Cube Microsystems Inc. In this distribution, you will receive share of Semiconductor common stock for each share of C-Cube
Microsystems common stock owned by you at the close of business on [          ,
2000]. Your shares of Semiconductor common stock will be mailed to you on or
about [          , 2000]. All references in this Information Statement to
Semiconductor refer to C-Cube Microsystems' semiconductor business before the distribution and to C-Cube Semiconductor Inc., a Delaware corporation, after the distribution.

     Although the completion of the distribution is not contingent on the receipt of an opinion regarding the distribution from any tax advisors, we have been advised by Ernst & Young that in their opinion, the distribution will qualify as a tax-free distribution to our stockholders, although C-Cube Microsystems itself will recognize substantial gain in connection with the distribution. This opinion is based on certain representations by Semiconductor and is subject to certain limitations and qualifications, however, and you are urged to read the information set forth under the caption "Material Federal Income Tax Considerations" herein and consult your tax advisor with respect to the tax consequences of the distribution to you.

     No C-Cube Microsystems stockholder action is necessary to make the distribution. You do not need to surrender shares of C-Cube Microsystems common stock to receive Semiconductor common stock in the distribution. The number of shares of C-Cube Microsystems common stock you own will not change as a result of the distribution. Semiconductor has applied to have the Semiconductor common stock included for quotation on the Nasdaq National Market under the symbol
["          "].

     Semiconductor was formed in conjunction with C-Cube Microsystems' merger with Harmonic, Inc. It is a condition to the consummation of the merger between Harmonic and C-Cube Microsystems that C-Cube Microsystems either spin-off or sell its semiconductor business, and C-Cube Microsystems intends to distribute shares of Semiconductor stock to you contingent on the satisfaction of all conditions to the merger between Harmonic and C-Cube Microsystems. The purpose of the distribution is to separate the semiconductor business from C-Cube Microsystems' DiviCom systems products business to (i) enable Harmonic to merge with the DiviCom systems products business, (ii) allow the semiconductor business to focus on its core strengths in the design, development, manufacturing and sale of Semiconductor's semiconductor, software and systems for digital video applications, and (iii) permit customers, stockholders and other constituencies to better evaluate the respective businesses. C-Cube Microsystems and Semiconductor have entered into a series of agreements relating to the distribution and the relationship of Semiconductor and C-Cube Microsystems thereafter. These agreements are attached as exhibits to this information statement.

     This document provides you with detailed information about Semiconductor and the distribution. We are enthusiastic about this opportunity for Semiconductor to better concentrate on its core semiconductor business and dedicate its resources to the growth of its business. We encourage you to read this document carefully to learn more about Semiconductor, the distribution and Semiconductor's future plans.

                                          Sincerely,

                                          --------------------------------------
                                          Alexandre Balkanski
                                          President and Chief Executive Officer
                                          C-Cube Microsystems Inc.
            , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................     5
Risk Factors................................................     8
The Distribution............................................    17
Pro Forma Capitalization....................................    18
Reasons for the Distribution................................    19
Business....................................................    21
Where You Can Find More Information.........................    35
Management's Discussion and Analysis........................    36
Pro Forma Consolidated Balance Sheet........................    53
Management..................................................    57
Executive Compensation and Other Matters....................    59
Security Ownership of Certain Beneficial Owners and
  Management................................................    62
Arrangements Between C-Cube Microsystems and
  Semiconductor.............................................    64
Descriptions of Employee Benefits Plans.....................    70
Material Federal Income Tax Considerations..................    74
Description of Company's Capital Stock......................    76
Indemnification of Directors and Officers...................    78
Transfer Agent and Registrar................................    78
Index to Financial Statements...............................

     You should rely only on the information contained in this information statement regarding the distribution. Semiconductor has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Semiconductor is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this information statement is accurate as of the date on the front cover of this information statement only. Semiconductor's business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

     This summary highlights selected information contained elsewhere in this information statement. It is not complete and may not contain all of the information that is important to you. To better understand the distribution and Semiconductor, you should read the entire information statement carefully, including the risk factors and financial statements.

                 WHY THIS INFORMATION STATEMENT WAS SENT TO YOU

     This information statement is being delivered by C-Cube Microsystems Inc. to you because you were an owner of C-Cube Microsystems common stock on
[            , 2000]. This entitles you to receive a distribution of [ ] shares of the common stock of a new company, C-Cube Semiconductor Inc., a Delaware corporation, for each share of C-Cube Microsystems common stock owned by you on
[               ,                ]. Although no action is required on your part
to cause this to happen and you do not have to pay cash or other consideration to receive these shares, the distribution of these shares to you will have certain tax and other consequences, so please read the information in this document carefully.

     C-Cube Microsystems has historically operated in two businesses or segments: the semiconductor business and the systems business through its DiviCom subsidiary. C-Cube Microsystems has entered into an agreement to merge with Harmonic, Inc. after the distribution or sale of C-Cube Microsystems' semiconductor business. Thus, the effect of the proposed transaction is the acquisition of C-Cube Microsystems' DiviCom systems business by Harmonic. Nonetheless, for accounting purposes the Harmonic merger will be treated as discontinued operations and the distribution of Semiconductor will be treated as a continuation of C-Cube Microsystems. The historical financial statements have not been restated to give retroactive effect to the sale of DiviCom because that transaction is subject to stockholder approval and therefore does not meet the measurement date criteria for discontinued operations. The unaudited pro-forma financial statements have been prepared to give effect to the sale of DiviCom as if the transaction had taken place on January 1, 1998. Accordingly, the historical financial statements included in this information statement are the consolidated financial statements of C-Cube Microsystems Inc. You should read
the unaudited pro-forma financial statements at page   to determine the effect
of selling DiviCom on historical results.

     This information statement describes the business of Semiconductor, the relationship between C-Cube Microsystems and Semiconductor, how this transaction benefits C-Cube Microsystems and its stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of your shares of Semiconductor common stock. Semiconductor has applied to have the Semiconductor common stock included for quotation on the Nasdaq National Market
under the symbol ["       ."] All references in this Information Statement to
Semiconductor refer to C-Cube Microsystems' semiconductor business before and after the distribution to C-Cube Semiconductor Inc., a Delaware corporation.

                           BUSINESS OF SEMICONDUCTOR

     Semiconductor designs, develops, has manufactured and sells semiconductors, software and systems for digital video applications. As a leading supplier of such solutions, Semiconductor has played a major role in enabling the growth of digital video. Semiconductor is focused on working with its original equipment manufacturer or OEM customers to enable key applications in its consumer and communications target markets. In the consumer market, it is focused on playback and recordable Video Compact Disc or VCD, and Digital Video Disc or DVD as well as Digital VHS players. The communications market targets interactive set-top boxes, broadcast encoders and emerging appliances like non-linear editing, time shifting, video e-mail and internet boxes. Please review the information set forth under the caption "Business" for further details about Semiconductor's business.

           RELATIONSHIP BETWEEN C-CUBE MICROSYSTEMS AND SEMICONDUCTOR

     All Semiconductor common stock is being distributed to the C-Cube Microsystems stockholders as described in this information statement. C-Cube Microsystems will have no ownership interest in Semiconductor after the distribution. Semiconductor's board of directors will consist of five to seven directors. At the outset, all of the Semiconductor directors, with the exception of Semiconductor's new Chief Executive Officer, will be former directors of C-Cube Microsystems.

     Upon consideration of the proposed merger of C-Cube Microsystems and Harmonic, Harmonic will succeed by operation of law to all obligations of C-Cube Microsystems. Therefore, references herein to C-Cube Microsystems also constitute reference to Harmonic after the merger.

     Please review the information set forth under the captions "Arrangements Between C-Cube Microsystems and Semiconductor" and "Description of Capital Stock" for further details about Semiconductor's relationship with C-Cube Microsystems, its capital structure and matters related to corporate governance.

                          REASONS FOR THE DISTRIBUTION

     The merger agreement with Harmonic contemplates the sale or distribution of Semiconductor immediately prior to and in connection with the merger. After thorough consideration, the board of directors of C-Cube Microsystems determined that a distribution of shares of Semiconductor was in the best interest of the stockholders of C-Cube Microsystems. The C-Cube Microsystems board of directors considered a number of factors in determining to recommend approval of the spin-off of Semiconductor including:

     - The necessity of spinning off or selling Semiconductor in order to complete C-Cube Microsystems' merger with Harmonic;

     - The recent proposed valuation of Semiconductor;

     - All purchase proposals relating to Semiconductor received by C-Cube Microsystems; and

     - Based on the current financial market conditions and the historical market information concerning C-Cube Microsystems common stock, the ability of Semiconductor to become a viable public company and create substantial stockholder value by, among other things, allowing the financial community to focus separately on the semiconductor business and the DiviCom business.

     Please review the information set forth under the caption "Reasons for the Distribution" for further details about the reasons for the distribution.

                                THE DISTRIBUTION

     Each C-Cube Microsystems stockholder will receive one share of
Semiconductor common stock for every [     ] shares of C-Cube Microsystems
common stock held. As of [               ,      ], C-Cube Microsystems had
[          ] shares of common stock outstanding.

     Distribution and Transfer Information. Boston EquiServe, L.P. will act as the distribution and transfer agent for the distribution. The distribution agent will mail stock certificates beginning on or about the distribution date.

     Record Date, Distribution Date. The record date for the distribution will
be the close of business on [            , 2000]. On the record date, C-Cube
Microsystems will transfer to a custodian all of the shares of Semiconductor common stock pursuant to an irrevocable custody arrangement. On or about
[               ,      ], the custodian will deliver the shares to
Semiconductor's transfer agent which will then mail them to the C-Cube Microsystems stockholders of record as of the record date.

     No Fractional Shares. No fractional shares of Semiconductor common stock will be distributed. Fractional shares of Semiconductor common stock will be aggregated and sold by Boston EquiServe to provide cash to holders in lieu of such fractional shares.

     Trading Market. Semiconductor has applied to have the Semiconductor common stock included for quotation on the Nasdaq National Market under the symbol
"[       ]."

                                INVESTOR CONTACT

     Semiconductor and C-Cube Microsystems stockholders with questions about the distribution should contact Walt Walczykowski, Chief Financial Officer, at C-Cube Microsystems' principal executive offices at 1778 McCarthy Boulevard, Milpitas, California 95035; telephone (408) 490-8000. This contact information will remain the same after the distribution.

                                  RISK FACTORS

     You should carefully consider the risks described below when evaluating your ownership of Semiconductor common stock. The risks and uncertainties described below are not the only ones Semiconductor faces. Additional risks and uncertainties Semiconductor is presently not aware of or that it currently considers immaterial may also impair Semiconductor's business operations.

     If any of the following risks actually occurs, Semiconductor's business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the Semiconductor common stock could decline significantly.

     This information statement also contains forward-looking statements. These statements include words such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate" or similar words. These statements are based on C-Cube Microsystems' current beliefs, expectations and assumptions. Semiconductor's actual results could differ materially from those anticipated in these forward-looking statements due to certain factors, including the risks described below and elsewhere in this information statement. Semiconductor undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     C-CUBE MICROSYSTEMS OPERATED SOLELY AS A SEMICONDUCTOR BUSINESS UNTIL 1996, WHEN IT ACQUIRED THE DIVICOM BUSINESS. SEMICONDUCTOR MAY INCUR LOSSES AS A RESULT OF OPERATING SOLELY AS A SEMICONDUCTOR BUSINESS AGAIN.

     Since acquiring the DiviCom business in 1996, C-Cube Microsystems operations have consisted of the semiconductor business and the DivCom systems business. The acquisition has allowed C-Cube Microsystems, among other things:

     - The ability to leverage the DiviCom business's expertise in areas related to C-Cube Microsystems' core competency in digital video compression;

     - Increased sales of C-Cube Microsystems products for set-top boxes and an increased understanding of such customer systems requirements;

     - The opportunity to jointly develop various communications products;

     - The ability to combine the expertise of the two businesses to serve the digital video networking market;

     - The ability to more effectively enable and cost reduce end-to-end video networking solutions;

     - The added benefit of a larger market capitalization due to the addition of a systems business to a stand-alone semiconductor business; and

     - The added diversification of serving both the digital video, semiconductor and communications systems markets.

     Semiconductor alone cannot be sure that its operating results will not be adversely affected by the loss of one or more of the above attributes. It is possible that since Semiconductor will not be able to provide a complete broadcast/set-top solution as it was able to do with the additional DiviCom products, these customers will seek to find a complete solution elsewhere. Any loss of the benefits provided by the combination with the DiviCom business could seriously harm Semiconductor's operating results which would negatively affect the value of your investment.

SEMICONDUCTOR'S OPERATING RESULTS HAVE VARIED SIGNIFICANTLY IN THE PAST AND ARE LIKELY TO VARY SIGNIFICANTLY IN THE FUTURE. SEMICONDUCTOR'S STOCK PRICE MAY DECLINE IF IT FAILS TO MEET THE EXPECTATIONS OF ANALYSTS AND INVESTORS.

     Semiconductor's quarterly and annual operating results have been and will likely continue to be affected by a wide variety of factors that could have a negative effect on revenue and profitability. These factors include, but are not limited to:

     - The rescheduling or cancellation of orders from our customers at any time;

     - Availability and cost of raw materials, foundry capacity, assembly capacity, packages and test capacity from our vendors;

     - Fluctuations in yield on wafers and final test;

     - Competitive pressures on average selling prices on products supplied by Semiconductor;

     - Changes in governmental policies in various regions in which Semiconductor does a substantial amount of business;

     - Ability to introduce new products and technologies on a timely basis to meet customer needs;

     - Competitive products introduced by Semiconductor's competitors;

     - Market acceptance of products of both Semiconductor and its customers;

     - Loss of strategic relationships in Semiconductor's markets;

     - Delay in the emergence of new markets in which Semiconductor products are used;

     - The level of expenditures for research and development, sales, administration and marketing needed to be successful in Semiconductor's markets;

     - Changes in product or customer mix;

     - External factors such as a general economic slowdown in areas of the world in which Semiconductor does substantial business; and

     - The level of orders which are received and can be shipped in any given quarter;

     Further, a significant portion of Semiconductor's expenses is fixed and the timing of increases in expenses is based in large part on its forecast of future revenue. As a result, if revenue does not meet Semiconductor's expectations, it may be unable to quickly adjust expenses to levels appropriate to actual revenue. Any of the above factors could have an adverse effect on our operating results.

IF SYSTEMS MANUFACTURERS DO NOT ACCEPT SEMICONDUCTOR'S PRODUCTS OR IF NEW MARKETS FOR ITS PRODUCTS DO NOT EMERGE, SEMICONDUCTOR'S PRODUCTS COULD BECOME OBSOLETE AND UNMARKETABLE OR REQUIRE SEMICONDUCTOR TO REDESIGN ITS PRODUCTS, WHICH COULD BE COSTLY AND TIME-CONSUMING.

     To date, Semiconductor has derived substantially all of its product revenue from sales of products for linear video playback and karaoke, computer add-in cards and direct broadcast satellite applications and from sales of products for development, trials and early deployment of broadcast and other applications that are not yet commercially available or are not yet in volume production. Semiconductor's ability to generate increased revenue will depend on the development of new opportunities for digital video compression in the consumer electronics, computer and communications markets. The markets for Semiconductor's products change and evolve rapidly, but the potential size of new market opportunities and the timing of their development is uncertain. Some of the potential new markets for digital video compression would require extensive communications infrastructures that are not yet in place and that would likely be expensive and heavily regulated by governmental entities. These new markets may never materialize or they might not materialize for some time. Semiconductor's success in any new market will depend upon whether system manufacturers select its products for incorporation into the system manufacturers' products and upon the successful introduction of such products.

     A variety of alternate approaches to digital video compression have been introduced, including wavelets, fractals, proprietary compression algorithms and software-only solutions. Other companies are designing products around these or alternative approaches. In addition, manufacturers of general purpose microprocessors are positioning their products as offering digital video compression capability. Semiconductor cannot be sure that system manufacturers will not use such processors for video compression applications in place of purchasing products from Semiconductor. If Semiconductor fails to develop the types of products that systems manufacturers want in existing markets and in potential new markets, our revenue may not meet analysts' expectations which may affect the value of your investment.

IF THE WAFER SUPPLIERS AND SUBCONTRACTORS ON WHICH SEMICONDUCTOR DEPENDS DO NOT PERFORM, SEMICONDUCTOR WILL NOT BE ABLE TO FILL ORDERS FOR ITS PRODUCTS.

     All of Semiconductor's products are currently manufactured to its specifications by independent foundries, and assembly, test and packaging are subcontracted to third parties. Although Semiconductor primarily uses three foundries to fabricate its products, the majority of its products are produced by only one of the foundries and is therefore dependent on a single foundry for many of its products. This dependence on single foundries subjects Semiconductor to risks associated with an interruption in supply from any such foundry. These risks include reduced control over:

     - Delivery schedules;

     - Quality assurance;

     - Manufacturing yields and cost;

     - The potential lack of adequate capacity; and

     - The potential misappropriation of intellectual property.

     Semiconductor obtains foundry capacity through forecasts that are generated in advance of expected delivery dates and are binding. For example, certain of Semiconductor's suppliers require it to make binding forecasts as much as eight months in advance of expected delivery dates. Semiconductor's ability to obtain the foundry capacity necessary to meet the future demand for its products is based on its ability to accurately forecast such future demand. If Semiconductor fails to accurately forecast future demand, it may be unable to timely obtain an adequate supply of wafers necessary to manufacture the number of products required to satisfy the actual demand. This obligation to make binding forecasts far in advance of delivery subjects it to inventory risks, including the risk of obsolescence. Semiconductor cannot be sure that it will continue to accurately forecast the demand for its products and obtain sufficient foundry capacity. If it is unable to do so, its results of operation would likely diminish.

     In connection with the manufacture of its newer products, Semiconductor also needs to qualify foundries that employ advanced manufacturing and process technologies which are currently available from a limited number of foundries. For example, certain of the new products that Semiconductor intends to introduce require advanced complementary metal oxide semiconductor processes. Semiconductor has in the past experienced increased costs and delays in connection with the qualification of foundries. Such increased costs and delays may adversely affect results of operation.

COMPETITION IN THE SEMICONDUCTOR INDUSTRY IS INTENSE. IF SEMICONDUCTOR IS UNABLE TO COMPETE EFFECTIVELY, THE DEMAND FOR, AND/OR THE PRICES OF, OUR PRODUCTS MAY DECLINE.

     The market for Semiconductor's products is intensely competitive and characterized by declining average selling prices and rapid technological change. Semiconductor will continue to compete with its principal competitors including:

     - Philips,

     - SGS-Thomson,

     - Oak Technology,

     - ESS Technology,

     - Sony,

     - Winbond,

     - NEC,

     - Matsushita Electric Industrial Company (MEI),

     - Zoran,

     - SGS-Thomson,

     - LSI Logic,

     - Broadcom,

     - Texas Instruments,

     - National Semiconductor,

     - Conexant, and

     - IBM Microelectronics.

     Though C-Cube Microsystems has always faced competition from these competitors, it may be less able to react quickly to competitive threats without the added joint research and development, complete solution and financial stability benefits it enjoyed through its combination with DiviCom.

SEMICONDUCTOR DERIVES MUCH OF ITS PRODUCT REVENUE FROM SALES TO EMERGING GLOBAL MARKETS. WITHOUT THE DIVICOM BUSINESS DIVERSIFICATION, ITS BUSINESS MIGHT BE MORE SUSCEPTIBLE TO FLUCTUATIONS IN EMERGING MARKET ECONOMIES.

     To date, Semiconductor has derived a substantial portion of its revenue from sales of its VCD decoder family of products. It expects that revenue from this family of products will decrease as a percentage of total revenue, but continue to account for a significant portion of its product revenue in 2000. Substantially all of the growth in the sales of Semiconductor's decoder products over the last several years has occurred in the Asia-Pacific region. To date, the DiviCom business has derived substantially all of its revenue from sales of satellite delivery, cable and cable broadcasting systems. Much of the growth in its sales has occurred in Europe and the United States. Without DiviCom's growth in sales to Europe and the United States, Semiconductor's sales growth is less geographically diversified which may limit its ability to offset the effect of downturns in emerging global markets on its results of operations.

THE SPIN-OFF OF SEMICONDUCTOR WILL CAUSE SUBSTANTIAL CORPORATE TAX, AND THE IRS MAY SUCCESSFULLY LATER ASSERT THAT THIS CORPORATE TAX LIABILITY IS HIGHER THAN ORIGINALLY CALCULATED. SEMICONDUCTOR MAY NEED TO RAISE ADDITIONAL FUNDS TO PAY ITS TAX OBLIGATIONS IF THOSE OBLIGATIONS ARE HIGHER THAN ANTICIPATED.

     We will incur a substantial corporate tax in connection with the spin-off. We will recognize a taxable gain approximately equal to the difference between the fair market value of Semiconductor on the date of distribution, minus our aggregate basis in the assets (net of liabilities) that we will transfer to Semiconductor before the spin-off, minus certain expenses related to the transaction. Our basis in the assets that we will transfer to Semiconductor is low and we currently estimate that this tax liability will be approximately $140 million. The actual tax liability may differ from the estimate based on a variety of factors, including the value of Semiconductor at the time of the spin-off.

     Under Semiconductor's tax sharing agreement with Harmonic, Semiconductor will be liable for any increase in corporate tax liability (plus certain related costs) that results, for example, from an IRS audit. If these tax liabilities are significantly higher than anticipated, Semiconductor may be forced to increase its debt or issue equity to pay its liabilities, and there can be no assurance that these sources of funding will be available. An increase in debt could negatively impact Semiconductor's financial position and future results of operations and an issuance of equity could dilute your interest in Semiconductor.

IN THE EVENT THE DISTRIBUTION OF C-CUBE SEMICONDUCTOR STOCK TO YOU IS TREATED AS A TAXABLE DISTRIBUTION, YOU MAY BE TREATED AS RECEIVING TAXABLE CAPITAL GAINS OR TAXABLE ORDINARY INCOME.

     Although the completion of the distribution is not contingent on the receipt of a tax opinion regarding the distribution, we have been advised by Ernst & Young LLP that in their opinion the distribution of Semiconductor stock to you will be treated as a tax-free distribution. This opinion is subject to certain limitations and qualifications and is based on representations made by us. This opinion represents only the best judgment of Ernst & Young LLP and is not binding on the IRS or the courts. The IRS is not precluded from successfully asserting a contrary interpretation. In addition, subsequent authorities could result in the Ernst & Young opinion being incorrect. Thus, it is possible that the distribution will be treated as taxable capital gain or as taxable ordinary income up to the value of the stock distributed.

SEMICONDUCTOR MAY EXPERIENCE DIFFICULTY ATTRACTING AND RETAINING QUALITY EMPLOYEES WHICH MAY HURT ITS ABILITY TO OPERATE ITS BUSINESS EFFECTIVELY.

     The ability of Semiconductor to maintain its competitive technological position will depend, in large part, on its ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, especially in Silicon Valley where Semiconductor's headquarters is located, and there is a risk that some key employees will depart as a result of the distribution. In addition, the announcement of the proposed distribution may impede Semiconductor's ability to attract new employees. While Semiconductor was combined with the DiviCom business, some employees had a choice of which business to work for. In addition, the combination with the DiviCom business has resulted in faster growth and greater scale for C-Cube Microsystems. Without these benefits of a combined business, Semiconductor cannot be sure that it will experience the same success attracting quality employees. Lack of success in attracting such employees could lead to lower than expected operating results, delays in the introduction of new products and a negative effect on Semiconductor's ability to support customers.

SEASONAL TRENDS MAY CAUSE SEMICONDUCTOR'S QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     A significant portion of our sales revenue comes from the consumer and communications markets, both of which are characterized by seasonal sales. Both markets tend to experience higher sales in the third and fourth calendar quarters due to holiday purchases by system manufacturers and relatively less strong sales in the first and second calendar quarters. Though seasonality affects Semiconductor less and less due to diversified product lines, seasonal trends may still cause its operating results to fluctuate which may have an adverse effect on Semiconductor's stock price.

IF SEMICONDUCTOR IS UNABLE TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY, THIRD PARTIES COULD USE ITS INTELLECTUAL PROPERTY WITHOUT ITS CONSENT.

     Semiconductor's ability to successfully compete is substantially dependent upon its internally developed technology and intellectual property, which it protects through a combination of patents, copyright and trade secret law, confidentiality procedures and licensing arrangements. To that end, Semiconductor has obtained certain patents and intends to continue to seek patents on its technology when and where appropriate. Semiconductor may, however, not be able to adequately protect its proprietary rights. Unauthorized parties may attempt to obtain and use its proprietary information. Policing unauthorized use of our proprietary information is difficult, and Semiconductor cannot be certain that the steps it has taken will prevent misappropriation, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States. For a further discussion of its intellectual property, please see "Business -- Intellectual Property Rights".

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT SEMICONDUCTOR'S SALES.

     International revenue has accounted for a significant portion of Semiconductor's net revenue in the past, and Semiconductor believes that international revenue will continue to account for a significant portion of net revenue. Semiconductor's success will depend in part upon its ability to manage international marketing and sales operations and manufacturing relationships. Semiconductor's international manufacturing and sales are subject to risks inherent in international transactions including:

     - Difficulties in collecting accounts receivable and longer collection periods;

     - Changing and conflicting regulatory requirements;

     - Potentially adverse tax consequences;

     - Tariffs and general export restrictions;

     - Difficulties in staffing and managing foreign operations;

     - Political instability;

     - Fluctuations in currency exchange rates;

     - Natural disasters;

     - Seasonal reduction in business activity during the summer months in Europe and certain other parts of the world; and

     - The impact of local economic conditions and practices.

     For example, China is a substantial market for consumer electronics products such as VCD and Chaoji VCD players. As a result, any political or economic instability in such countries could significantly reduce demand for products from certain of Semiconductor's major customers. Another example is the earthquake in Taiwan during the third quarter of 1999. The earthquake only caused minimal wafer damage at the foundries utilized by Semiconductor, but production capacity in the near future is anticipated to be tight. Any of the above factors could have a material and adverse effect on Semiconductor's international sales and operations, which, in turn, could adversely affect its overall business, operating results and financial condition.

THERE HAS NEVER BEEN A TRADING MARKET FOR SEMICONDUCTOR COMMON STOCK WHICH MAY CAUSE THE STOCK PRICE TO BE VOLATILE. THIS VOLATILITY MIGHT KEEP YOU FROM RESELLING YOUR SHARES AT OR ABOVE THE PRICE ON THE DISTRIBUTION DATE.

     Prior to the distribution, there has been no public market for Semiconductor common stock. Semiconductor has applied to have its common stock included for quotation on the Nasdaq National Market. Based on the trading patterns of other companies which became publicly traded in similar transactions, Semiconductor believes the initial trading volume in Semiconductor common stock will be moderate as investors assess Semiconductor's progress as a public, stand-alone company. An active, sustained trading market may not, however, develop.

     A number of factors may affect the price and liquidity of the Semiconductor common stock, including:

     - actual or anticipated fluctuations in Semiconductor's operating results;

     - changes in expectations as to Semiconductor's future financial performance or changes in securities analysts' financial estimates; and

     - the operating and stock price performance of other comparable companies.

     In addition, Semiconductor common stock may be followed by few, if any, market analysts and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of the Semiconductor common stock. Also, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many high technology companies. At times, this volatility has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of the common stock, regardless of Semiconductor's actual operating performance.

SEMICONDUCTOR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF ITS RESULTS AS A SEPARATE COMPANY.

     The historical financial information of Semiconductor is shown in the
unaudited pro-forma financial statements at page      and does not necessarily
reflect what Semiconductor's financial position, results of operations and cash flows would have been had it been a separate, stand-alone entity during the periods presented. In addition, the historical information is not necessarily indicative of what its results of operations, financial position and cash flows will be in the future. Semiconductor has not made adjustments to reflect many significant changes that will occur in its cost structure, funding and operations as a result of its separation from C-Cube Microsystems, including changes in its employee base, changes in its legal structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company.

     For additional information, see "Unaudited Pro Forma Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Semiconductor's historical consolidated financial statements and notes thereto.

SEMICONDUCTOR CURRENTLY USES C-CUBE MICROSYSTEMS' INFORMATION SYSTEMS, SOME OF WHICH REQUIRE C-CUBE MICROSYSTEMS TO TRANSFER LICENSES TO SEMICONDUCTOR OR TO BE MODIFIED TO SUPPORT SEMICONDUCTOR'S BUSINESS AS A STAND-ALONE ENTITY.

     Semiconductor currently uses C-Cube Microsystems' systems to support its operations, including systems to manage inventory, order processing, human resources, shipping, accounting, telecommunications and computer networking. While several of the systems currently used by C-Cube Microsystems are specific to Semiconductor, it has an agreement with C-Cube Microsystems for Semiconductor to continue to provide certain information services to C-Cube Microsystems for up to the next two years. Many of the systems Semiconductor currently uses are proprietary to C-Cube Microsystems and are very complex. These systems have been modified, and are in the process of being further modified, to enable Semiconductor to separately track items related to its business. These modifications, however, may result in unexpected system failures or the loss or corruption of data.

     Any failure or significant downtime in C-Cube Microsystems' or Semiconductor's own information systems could prevent it from taking customer orders, shipping products or billing customers and could harm its business. In addition, C-Cube Microsystems' and Semiconductor's information systems require the services of employees with extensive knowledge of these information systems and the business environment in which it operates. In order to successfully implement and operate its systems, it must be able to attract and retain a significant number of current C-Cube Microsystems employees to Semiconductor. If Semiconductor fails to attract and retain the highly skilled personnel required to implement, maintain, and operate its information systems, Semiconductor's business could suffer.

SEMICONDUCTOR MUST OBTAIN ASSIGNMENT OF ALL MAJOR CONTRACTS IT WILL ASSUME FROM C-CUBE MICROSYSTEMS. SOME OF THE PARTIES TO THESE MAJOR CONTRACTS MAY NOT CONSENT TO THE ASSIGNMENT AT ALL OR WITHOUT ADVERSE CHANGES TO THE EXISTING COSTS TERMS AND CONDITIONS.

     Because Semiconductor is a newly-formed entity, all of the contracts under which it will operate must be either assigned from C-Cube Microsystems or newly entered into. We cannot be certain that parties to these existing contracts will be willing to assign them to Semiconductor at all or on terms no less favorable than those currently in effect with C-Cube Microsystems. If any of the parties to these contracts are unwilling to assign them on favorable terms, Semiconductor's results of operations could be adversely affected.

SEMICONDUCTOR'S OPERATING RESULTS WOULD SUFFER IF IT WERE FORCED TO DEFEND AGAINST A PROTRACTED INFRINGEMENT CLAIM OR IF A THIRD PARTY WERE AWARDED SIGNIFICANT DAMAGES.

     There is a substantial risk of litigation regarding intellectual property rights in the semiconductor industry. A successful claim of patent or other technology infringement against it and its failure or inability to license the infringed or similar technology could harm Semiconductor's business. Semiconductor cannot be certain that third parties will not make a claim of infringement against it relating to its technology. Any claims, with or without merit, could:

     - Be time-consuming and costly to defend;

     - Divert management's attention and resources;

     - Cause delays in delivering products;

     - Require the payment of monetary damages which may be tripled if the infringement is found to be willful;

     - Result in an injunction which would prohibit us from offering a particular product; and

     - Require us to enter into royalty or licensing agreements which may not be available on acceptable terms.

SEMICONDUCTOR MAY ENGAGE IN FUTURE ACQUISITIONS THAT RESULT IN INCREASED DEBT, ASSUMPTION OF LIABILITIES AND OTHER MANAGERIAL CHALLENGES THAT MAY RESULT IN A NEGATIVE EFFECT ON OPERATIONS.

     As part of its overall strategy to enhance or accelerate its product development efforts, Semiconductor may acquire or invest in complementary companies, products or technologies or enter into joint ventures or strategic alliances with other companies. Risks commonly encountered in such transactions include the difficulty of assimilating the operations and personnel of the combined companies, the potential disruption of Semiconductor's ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of Semiconductor through the successful integration of the acquired business, decreases in reported earnings as a result of charges for in-process research and development and amortization of acquired intangible assets, dilution of existing equity holders, difficulty in maintaining controls, procedures and policies, and the impairment of relationships with employees and customers as a result of any integration of new personnel. There can be no assurances that Semiconductor would be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments or joint ventures, or that such transactions will not have an adverse effect on Semiconductor's business, financial condition and results of operations.

SEMICONDUCTOR'S DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF C-CUBE MICROSYSTEMS COMMON STOCK.

     Certain of Semiconductor's directors and executive officers have a substantial amount of their personal financial portfolios in C-Cube Microsystems common stock and options to purchase C-Cube Microsystems common stock. Ownership of C-Cube Microsystems common stock by Semiconductor's directors and officers after its separation from C-Cube Microsystems could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for C-Cube

Microsystems and Semiconductor. For information regarding directors' and officers' ownership of C-Cube Microsystems common stock, see
"Management -- Stock Ownership of Directors and Executive Officers."

SEMICONDUCTOR IS SUBJECT TO ANTI-TAKEOVER PROVISIONS

     Certain provisions of Semiconductor's Certificate of Incorporation and Bylaws could make it more difficult for a third party to gain control of Semiconductor, even if a change in control might be beneficial to its stockholders. This could adversely affect the market price of the common stock. These provisions include:

     - the elimination of the right of stockholders to act by written consent;

     - the elimination of the right of stockholders to call special meetings of the stockholders;

     - the creation of a staggered board of directors; and

     - the ability of the board of directors to designate and issue preferred stock without stockholder consent.

                                THE DISTRIBUTION

     The board of directors of C-Cube Microsystems has declared a distribution
to its stockholders, of [     ] of Semiconductor common stock for every share of
C-Cube Microsystems common stock held on             , the record date for the
distribution. As a result of the distribution, all of the then outstanding Semiconductor common stock will be distributed to C-Cube Microsystems' stockholders. See "Description of Capital Stock."

     Before                , C-Cube Microsystems will complete preliminary
internal restructuring transactions related to the Semiconductor business. On
               , C-Cube Microsystems will effect the distribution by delivering
all of the Semiconductor common stock to                , which will hold such
shares as custodian for the benefit of the C-Cube Microsystems stockholders of record as of the record date pursuant to an irrevocable custody arrangement. On
or about                , the distribution agent will deliver the shares to
Boston EquiServe, C-Cube Microsystems' transfer agent, which will then mail the shares to the C-Cube Microsystems stockholders of record as of the record date.

     No fractional shares will be issued as part of the distribution. The distribution agent will aggregate undistributed fractional shares and sell such shares at the earliest practicable date at the then-prevailing market price. Each person who would be otherwise entitled to receive a fractional share will instead receive a cash payment equal to such person's proportionate share of the net proceeds of the sale of such aggregated shares.

     C-Cube Microsystems' stockholders will not be required to pay any cash or other consideration for the Semiconductor common stock received in the distribution. The distribution of the Semiconductor common stock to C-Cube Microsystems stockholders will, however, have certain tax and other consequences, as discussed in this document.

     The general terms and conditions of the distribution and the arrangements between Semiconductor and C-Cube Microsystems are set forth in the Separation and Distribution Agreement, the Tax Sharing Agreement, the Real Estate Matters Agreement, the Employee Matters Agreement, the Indemnification and Insurance Matters Agreement, the Master Confidential Disclosure Agreement and the Transitional Services Agreement. For more information regarding these agreements, please see "Arrangements between C-Cube Microsystems and Semiconductor". C-Cube Microsystems will pay the costs and expenses incurred in connection with the distribution.

                            PRO FORMA CAPITALIZATION

     The following table sets forth the capitalization and certain other balance sheet data of Semiconductor as of September 30, 1999. This information should be read in conjunction with the pro forma financial information included elsewhere in this information statement.

                                                                  SEPTEMBER 30, 1999
                                           -----------------------------------------------------------------
                                                    C-CUBE
                                              MICROSYSTEMS, INC.        PRO FORMA         SEMICONDUCTOR,
                                                  HISTORICAL          ADJUSTMENTS(1)   PRO FORMA AS ADJUSTED
                                           ------------------------   --------------   ---------------------
Cash, cash equivalents and short-term
  investments............................          $277,373             $ (85,000)           $192,373
                                                   ========             =========            ========
Stockholders' Equity:
  Preferred Stock........................          $     --             $      --            $     --
  Common Stock...........................           270,932               (36,100)            234,832
  Accumulated Other Comprehensive Loss...            (1,992)                   27              (1,965)
  Retained Earnings (Deficit)............            58,620              (114,903)            (56,283)
                                                   --------             ---------            --------
          Total Stockholders' Equity.....           327,620              (150,976)            176,584
                                                   --------             ---------            --------
          Total Capitalization...........          $327,620             $(150,976)           $176,584
                                                   ========             =========            ========

---------------
(1) See notes         to Semiconductor's Pro Forma Balance Sheet on Page F-  for
    a description of the pro forma adjustments reflected in the adjusted balances.

                          REASONS FOR THE DISTRIBUTION

     The Amended and Restated Agreement and Plan of Merger and Reorganization with Harmonic contemplates the sale or distribution of the semiconductor business immediately prior to and in connection with the merger. After thorough consideration, the board of directors of C-Cube Microsystems determined that a spin-off of the semiconductor business was in the stockholders' best interest. The C-Cube Microsystems board of directors considered a number of factors in determining to recommend approval of the spin-off of the semiconductor business including:

     - The necessity of spinning off Semiconductor in order to complete C-Cube Microsystems' merger with Harmonic;

     - The recent proposed valuation of Semiconductor;

     - All purchase proposals relating to Semiconductor received by C-Cube Microsystems; and

     - Based on the current financial market conditions and the historical market information concerning C-Cube Microsystems common stock, the ability of Semiconductor to become a viable public company and create substantial stockholder value by, among other things, allowing the financial community to focus separately on the semiconductor business and the DiviCom business.

After reviewing C-Cube Microsystems' goals and objectives and considering other possible methods of enhancing the growth of Semiconductor, C-Cube Microsystems' management and board of directors concluded that enhancing this business through the formation of Semiconductor and the distribution would be in the best interest of C-Cube Microsystems stockholders. C-Cube Microsystems' board of directors approved the formation of Semiconductor and the distribution based on information provided by C-Cube Microsystems' management and its financial advisor Credit Suisse First Boston, or CSFB, which has in the past been an advisor to companies effecting similar transactions.

     In its capacity as financial advisor, representatives of CSFB made a presentation to C-Cube Microsystems management in December 1999 regarding potential structures for the sale or spin-off of C-Cube Microsystems' semiconductor business. At the board meeting on December 14, 1999, representatives of CSFB made presentations to the C-Cube Microsystems board of directors regarding various potential transactions, including the transaction described in this information statement. During the period from October through December 1999, CSFB participated in various meetings and conference calls with respect to the structuring of the transaction described herein. CSFB also advised C-Cube Microsystems regarding the distribution considerations applicable to spin-off transactions, including guidance with respect to communications with stockholders and the investment community.

     CSFB, as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. C-Cube Microsystems selected CSFB as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the distribution.

     Although CSFB participated in certain of the discussions regarding the distribution, the terms of the distribution were determined by C-Cube Microsystems' board of directors.

     C-Cube Microsystems will account for the merger of the DiviCom business into Harmonic and the spin-off of the semiconductor business follows. C-Cube Microsystems will account for the merger of the DiviCom business into Harmonic as a sale of the DiviCom business to Harmonic and will record DiviCom as a discontinued operation. The basis of all remaining assets, liabilities and stockholder's equity will carryover into the new entity, Semiconductor. The effect of this will be to account for Semiconductor as though it were a continuation of C-Cube Microsystems following the sale of the DiviCom business to Harmonic. Because the legal structure of the merger with Harmonic is a merger of C-Cube Microsystems, which consists of only the DiviCom business after the distribution of Semiconductor, with Harmonic, C-Cube Microsystems will cease to be a registrant and Semiconductor will become a new registrant with the SEC. For tax and legal purposes, C-Cube Microsystems will record the distribution of Semiconductor Stock as a taxable spin-off. [At the time

C-Cube Microsystems transfers the common stock of Semiconductor to the custodian, C-Cube Microsystems will account for the fair market value of the shares distributed as a distribution and will record as a taxable gain, the difference between the tax basis of its Semiconductor assets, reduced by liabilities assumed, and the fair market value of the shares of Semiconductor common stock. The fair market value of the shares of Semiconductor common stock will be based on the trading price at the date of distribution.]

                                    BUSINESS

     C-Cube Microsystems Inc. was established as a California corporation in 1988 and reincorporated in Delaware in 1994. In 1996, C-Cube Microsystems acquired all of the capital stock of DiviCom Inc. After operating for three years as a combined entity, C-Cube Microsystems Inc.'s semiconductor business is being spun off to become C-Cube Semiconductor Inc., a Delaware corporation or "Semiconductor". This spin-off will be contingent on the satisfaction of all conditions precedent to C-Cube's merger with Harmonic. References herein to Semiconductor refer to C-Cube Microsystems' semiconductor business before and after the distribution to C-Cube Semiconductor Inc., a Delaware corporation.

     Semiconductor designs, develops, manufactures and sells semiconductors, software and systems for digital video applications. As a leading supplier of such solutions, Semiconductor has played a major role in enabling the growth of digital video. Semiconductor is focused on working with its OEM customers and service providers to enable key applications in its consumer and communications target markets. In the consumer market, it is focused on playback and recordable Video Compact Disc or VideoCD and DVD as well as Digital VHS recorders and Digital Video Recorders or DVR. The communications market targets interactive set-top boxes, broadcast encoders and emerging appliances like non-linear editing, time shifting, video e-mail and internet TV boxes.

COMPRESSION ENABLES MASS-MARKET APPLICATIONS OF DIGITAL VIDEO

     Since the 1930s, video images have been transmitted and stored almost exclusively using analog formats. Digital video provides several fundamental benefits over analog video. Unlike analog video, digital video can be compressed, providing significant storage and transmission efficiencies, and can be transmitted and reproduced without perceptible image degradation. In the 1980s, the benefits of digital formats led the U.S. consumer audio industry to convert from analog long-playing records to digital CDs, resulting in tremendous growth in the market for CD players and displacing the analog formats. In the 1990s, the evolution from analog to digital began transforming the way in which video is produced, stored, transmitted and viewed.

     Representing video in uncompressed digital form requires a large amount of data, which in the past has made storage or transmission economically impractical. To transmit a single uncompressed digital video program requires multiple satellite transponders -- each costing as much as $2 million per year. The sheer size of uncompressed digital video has relegated it to niche applications of small volumes.

     However, the very nature of video information lends itself to compression. Any video sequence has inherent redundancies, for example, one frame of a movie often differs very little from the next successive frame. Through digital compression techniques, the redundancies in video data can be detected and eliminated, significantly reducing the overall amount of data needed to recreate the original image without affecting the image quality. Using video compression techniques, a single satellite transponder can broadcast 8 to 12 programs instead of the partial program possible with uncompressed video. Semiconductor believes that the design and deployment of cost-effective and practical video compression technology is critical to the development of mass-market applications.

STANDARDS ENHANCE THE GROWTH OF DIGITAL VIDEO MARKETS

     As digital video markets develop, so does the need for standards to ensure that products from different manufacturers use the same formats for video information. Throughout its history, Semiconductor has been an active participant and respected technology pioneer on International Organization for Standardization (ISO) committees charged with creating standards for still image and digital video compression.

     Key standards that have driven the growth of digital video include the Joint Photographic Experts Group (JPEG) standard for still-image compression and two Moving Pictures Experts Group (MPEG) standards for digital video and audio compression. The MPEG-1 standard enabled the first digital video consumer products such as VideoCD, while the more recent MPEG-2 standard has become the accepted compression format in diverse applications such as digital satellite, cable and terrestrial TV as well as professional video editing,

D-VHS and DVD. The adoption and acceptance of these standards has contributed greatly to the growth of digital video markets during the 1990s.

ENCODING ALGORITHMS DETERMINE VIDEO QUALITY

     As vital as the ISO standards have been to the development of digital video, they have a built-in limitation. The standards determine interoperability, not video quality. More specifically, the standards define the format for compressed video data. An MPEG-compliant encoder (the compression device) will create data that an MPEG-compliant decoder (the decompression device) can reconstruct into a video image. But the process of encoding necessarily involves discarding some of the image information to achieve compression. If the encoder is "smart," that is, if it can correctly determine which information is redundant or insignificant to the video quality, then the encoded video will be a faithful representation of the source video and the decoder can create a high-quality video image. But if the encoder makes poor choices and discards important video information, then the decoder cannot compensate. The reconstructed image will be poor in comparison to the original source image. Encoder design, therefore, is a critically important determining factor for video quality.

     At the heart of encoder design is the development of encoding algorithms, the mathematical rules that govern how the large volume of uncompressed video is reduced to a manageable size without adversely affecting image quality. One of Semiconductor's core strengths has been its expertise in the development, testing and refinement of compression algorithms. These mathematical formulas are proprietary and represent vital intellectual property of Semiconductor. By incorporating these highly efficient and powerful algorithms into our products, Semiconductor has consistently been recognized as the industry leader in digital video encoding. As evidence of this leadership, Semiconductor products perform the encoding for the majority of digital video television currently being broadcast. Also, Semiconductor is one of a select group of technology companies that have been recognized by The National Academy of Television Arts and Sciences for technical achievement, as shown by their award of a special technology Emmy(TM) to C-Cube Microsystems' Semiconductor business in 1995.

     Semiconductor differentiates its products from competitors by offering both encoding and decoding solutions that are not only fully compliant with the MPEG-1 and/or MPEG-2 international standards (and therefore interoperable with equipment from many other suppliers), but at the same time provide superior image quality (enhancing the viewing experience), are feature rich and are highly integrated and therefore cost competitive. All Semiconductor products are programmable, permitting the incorporation of sophisticated system-level features after the chip design is completed, while lessening design time, risk and system cost. Semiconductor also develops proprietary product extensions and features such as RealSonic(TM) home theater sound enhancement and ClearView(TM) error correction technology.

MARKET TRENDS

     Semiconductor addresses two broad industries where digital video is used, communications and consumer electronics. This section describes some of the trends affecting these markets.

COMMUNICATIONS

     Digital video compression is currently enabling a number of applications and capabilities in the communications market in diverse segments such as satellite, cable, telephone and wireless networks.

SATELLITE

     The first full-scale digital video transmission systems to achieve full deployment were a series of Direct Broadcast Satellite (DBS) networks (also called Direct To Home or DTH). By combining digital video compression technology with high-power Ku-band satellites, DBS systems typically provide 100 or more channels to a large geographical area (e.g. the continental U.S.). This expanded service usually imposes a relatively low cost per subscriber since the only incremental investment needed by subscribers is the purchase of a small dish and a decoder box.

     To compete with other high-speed media, satellite service providers are beginning DBS deployments using high-speed satellite data transmission to the home. A disadvantage of this approach is that the return channel uses a standard modem over telephone lines, thus limiting the interactive nature of the service.

     A major trend in this market during 1998 and 1999 was consolidation through a number of mergers and acquisitions, for example, the merger of DIRECTV and USSB operations and the merger of AT&T and TCI operations. At the same time, the satellite market saw the first trials of High Definition Television or HDTV broadcasting.

CABLE

     Cable providers are upgrading the level of their services using a variety of network approaches including switched digital video (SDV), fiber-to-the-curb
(FTTC) and hybrid-fiber coax (HFC). Open standards, such as those developed by DVB, DAVIC and the Open Cable consortium, are expected to drive increased cable revenue opportunities by creating a competitive marketplace for system network equipment and end-terminal devices.

     With the advantage of being able to support high speed, two-way networks combined with advanced interactive set-top boxes, the revenue base for cable operators is expected to expand as it grows its client base at the same time as growing its revenue per client through a broad offering of interactive services including web browsing and electronic commerce.

     Cable is also experiencing consolidation as smaller companies are unable to make the transition to digital and also as telephony companies seek to get a foothold in a competitive delivery mechanism into the home for both voice and video.

CONSUMER ELECTRONICS

     Through the use of MPEG compression, video can be stored, reproduced and distributed on the same media currently in use for other types of digital data, such as 5-inch (12 cm) CDs that are commonly used for digital audio. Emerging applications for digital video capture, playback and distribution at the consumer level are being advanced by the rapid adoption of new consumer-oriented media formats such as VideoCD players, DVD players, Digital VHS and recordable DVD as well as consumer digital video cameras and camcorders.

DIGITAL VHS AND RECORDABLE DIGITAL VIDEO DISC

     In 1999, several OEMs demonstrated consumer-oriented products positioned as VCR replacements. Semiconductor believes that rapid growth in this market will occur only when single-chip codecs (encoder/ decoder combination) reach a price point low enough to enable a recordable unit at prices that will support a mass market. Once this milestone is achieved, however, the potential for wide consumer acceptance of digital VCR replacements is expected to be high. Key advantages of disc-based recording include higher video quality of digital versus analog recording, the convenience of discs over tape, and the ability to integrate the VCR recording function with other desirable consumer features such as IntelligentTV program recording, timeshifting of programs and DVD playback. Key advantages of D-VHS include the ability to record up to 24 hours of video on a single tape, capability to record HDTV, and backward compatibility to VHS and Super-VHS or S-VHS, thus preserving existing consumer video libraries stored in VHS format.

DVD PLAYER

     Unlike the VideoCD standard, which is an adaptation of the audio CD, the DVD standard was defined specifically for the very high-quality playback of feature-length movies. The DVD format now commercially available provides up to 135 minutes of playing time (270 for double-sided) on a disc the same physical size as an audio CD with four times the image resolution of a standard VideoCD. DVD uses MPEG-2 compression technology.

VIDEOCD PLAYER

     A VideoCD player is essentially an audio CD player with an MPEG-1 decoder and a video output. While adding this functionality marginally increases the cost to manufacture a typical CD player, these machines now have the ability to play movies, music videos and other titles from MPEG-1 encoded CDs. The physical VideoCD disc format is identical to a standard audio CD and is limited to 72 minutes playing time with video quality that is generally perceived as comparable to an analog VHS tape. Several thousand VideoCD titles are now available, including movies, music videos and karaoke titles. The VideoCD format has thus far received mass-market adoption in China. In 1998, leading Chinese manufacturers and the Chinese government introduced an enhanced version of VideoCD known as Chaoji VCD. Chaoji VCD features improved video quality that is comparable to DVD video and backward compatibility with VideoCD titles.

DESKTOP EDITING SYSTEMS

     The capabilities of desktop editing systems continue to grow. Sophisticated features such as non-linear editing, once the province of professional studios, are now coming to the consumer and prosumer markets. An important enabling factor is the availability of low-cost recordable CD-RW drives, which provide a convenient and cost-effective means to store edited digital video. This trend is expected to accelerate in 2000, as the higher capacity recordable DVD drives become more common in personal computers.

PRODUCTS

     Semiconductor supplies products for two main markets for Digital Video:

        - Communications

        - Consumer electronics

COMMUNICATIONS

     In most digital video applications, the encoding and decoding functions are separated. For example, in broadcasting, the video is encoded by one or a small number of encoders at the transmission facility, while a decoder at the viewer's home reconstructs the broadcast for viewing. Semiconductor has been, and continues to be, a leader in supplying both encoders and decoders for a full spectrum of digital video applications. However, Semiconductor has long recognized that combining the encoding and decoding functions into one processor, called a codec, creates significant new market opportunities. Semiconductor invested heavily in the development of a single-chip MPEG-2 codec architecture and introduced DVxpert, the first product based on the new architecture, in August 1997. Semiconductor introduced two more codecs in 1998:
DVxpress(TM) for professional and prosumer editing applications and DVxplore(TM) for recordable digital video applications in PCs and consumer electronics. In 1999, Semiconductor extended the capabilities of the architecture with the introduction of DVx-HD, the industry's first codec architecture for HDTV broadcasting and video production applications.

  Broadcast and Distribution Encoders

     Encoders in the DVxpert family offer improved image quality, efficient bandwidth utilization and reliability for broadcasting and professional applications. The DVxpert broadcast encoders target applications such as distribution, contribution, DVD authoring and video servers. All DVxpert encoders use Semiconductor's patented PerfectView(TM) feature, which provides clear image quality with advanced capabilities such as pre-filtering, visual masking and inverse telecine.

     One of the big issues broadcasters currently face is the migration to high definition programming. The FCC has established a target timeline for United States broadcasters to begin HDTV transmissions, but many infrastructure issues remain uncertain. In 1999, Semiconductor introduced the DVxpert-HD product to address these issues. DVxpert-HD is an MPEG-2 encoder for HDTV broadcast applications, but also retains the capabilities of the standard definition DVxpert products, enabling equipment manufacturers to deliver flexible High Definition/Standard Definition or HD/SD solutions and ease broadcaster's transition issues.

  Encoders for Editing Applications

     Professional non-linear editing had been primarily the province of motion-JPEG products due to the need for accurate cuts and special effects. Because MPEG encoders essentially "collapse" some frames to achieve high levels of compression, industry analysts doubted whether MPEG could ever achieve the accuracy needed to supplant motion-JPEG for professional needs. However, Semiconductor showed that MPEG is a viable format for editing with the introduction of the DVxpress codecs. Based on the same architecture as the DVxpert product, the DVxpress codecs feature Semiconductor's proprietary Frame-Accurate MPEG Editing (FAME(TM)) algorithm and dual-stream decoding, two capabilities for professional non-linear editing.

     DVxpress-MX codecs can support both MPEG and DV video formats to allow mixed-format editing where, for example, an MPEG stream and a DV stream are edited together. This innovation is particularly important because DV is the most popular format for consumer and professional digital camcorders, while MPEG is the prevailing standard for transmission and storage. Panasonic, the developer of the DV format, and Avid, a leading non-linear editing OEM, both endorsed the DVxpress-MX codec as a significant step toward unifying the MPEG and DV worlds. During 1999, many leading providers of non-linear editing solutions introduced products based on DVxpress-MX, including Matrox Electronic Systems, Pinnacle Systems, Accom and Fast Multimedia.

  Interactive Set-top Box Decoders

     The primary communications application for MPEG-2 decoders is in the set-top box market. To reconstruct the compressed broadcast program, several steps are required. First, the MPEG-2 stream must be separated or demultiplexed into its video and audio portions. Then the video and audio must be decompressed. Finally, the video signal is combined with other on-screen information, such as program guides and displayed on a monitor.

     Semiconductor has been a technology leader in this arena, starting with the introduction of the CL9100 MPEG-2 video decoder in 1994. C-Cube Microsystems followed in 1995 by bringing to market the CL9110 Transport Demultiplexer which was licensed from DiviCom, then a private company. Together, this two-chip combination performed all the functions needed for digital video decoding and was instrumental in enabling first-generation designs for digital set-top boxes.

     1996 saw the introduction of the AViA(TM) family of set-top box ICs. Building on the technology and market success of the CL9110 and CL9110 products, the AViA platform offered high-performance graphics, better quality audio (Dolby Digital(TM)), interoperability across both wired and wireless networks and a tighter integration between the individual chips. By offering both high-end and basic versions, the AViA family allowed OEMs to target their designs for the needs of each deployment in terms of capabilities and price point.

     Recognizing the trends toward the convergence of digital broadcast, internet access, interactivity and advanced graphics, Semiconductor introduced the AViA@TV(TM) platform in November 1998. Using AViA@TV products, service providers can develop additional revenue-generating features and services such as continuous two-way data exchange, advanced graphical user interfaces, interactive advertising and internet services such as e-mail on TV, home banking and on-line shopping. The AViA@TV line includes Semiconductor's integrated FlickerFilter(TM), which dramatically improves the visual quality of HyperText Markup Language (HTML) text displayed over video, an important feature for interactive applications.

     AViA@TV also provides the Media Access Control, or MAC and ATM Segmentation and Reassembly, or SAR processors for two-way network support so cable providers can deliver the interactive multimedia applications needed for next-generation services at the same time as delivering digital television programming. The embedded MAC supports the DVB/DAVIC Out of Band, or OOB, standards which are the most widely supported in the world, including being in the Open Cable baseline requirement for OOB two-way cable modem technology for Digital TV in the United States.

     An important endorsement came when Pace Micro Technology, a leading European OEM, selected the AViA@TV architecture for its new set-top box design. The Pace set-tops are incorporated in an interactive service developed by NTL, the UK's largest Cable TV operator, which plans to offer interactive data services such as web browsing, e-mail, chat, pay-per-view, games and home shopping. Similarly, Philips, Europe's largest consumer electronics company, has designed the product into their 2-way cable set-top box for MediaOne; the largest cable operator in the United States.

     In January of 1999, C-Cube Microsystems acquired the relevant communications activities of the company formally known as TV/Com in order to reinforce this successful strategic thrust into the arena of broadband communications network products. One reason for the selection of TV/Com was that its products have been successfully deployed in the same networks and set-top boxes as Semiconductor's MPEG solutions. Through this purchase, Semiconductor gained access to key people, intellectual property and designs including QAM and QPSK modulation and demodulation. The combination of these capabilities with the relevant designs and software from Semiconductor's AViA@TV product family and expertise in analog design, gives Semiconductor all the necessary components required to develop state-of-the-art, highly integrated solutions for interactive Digital TV.

     With this capability, Semiconductor is now able to service the end-to-end requirements of a digital video network including video compression in the head end, network interfaces and the full spectrum of data, video, audio and graphics requirements in the consumer terminal. This enables a new generation of interactive services available through the TV in the living room, including web-based e-commerce, video e-mail and voice over IP.

CONSUMER ELECTRONICS SEMICONDUCTORS

  Recordable Digital Video

     While DVD playback has achieved increasing success in both consumer players and personal computer applications, Semiconductor believes that the high-volume applications of digital video in the consumer world depend on the ability to both record and play back DVD-quality video. Thus, Semiconductor extended its DVxpert technology to the consumer world with the DVxplore line of consumer codecs. DVxplore codecs are the world's first single-chip consumer products to support both MPEG and DV formats. The initial focus is on the personal computer market, where OEMs use DVxplore codecs to offer personal content creation, PC/TV and time-shifting applications. Users of these products are able to record hours of DVD-quality video obtained from any video source, whether TV, VCR, DV camcorder or analog camcorder. Once they record the video, they are able to edit and play back the video on standard PCs and store the resulting video to optical disc, web pages, e-mail or hard-disk drives.

     VCR replacement products began to appear on the market in 1999, and are likely to continue to expand in the market over the next few years. For consumer digital recorders, three types of media have emerged as viable platforms for recording and playing back digital video-tape Digital VHS or D-VHS, optial DVD-Random Access Memory or DVD-RAM, DVD-Read Write or DVD-RW, MMVF, or DVD+RW, and hard disk Digital Video Recorder or DVR. Semiconductor is developing products for all three emerging consumer digital recordable platforms.

  DVD Decoders

     Semiconductor's ZiVA(TM) family of DVD products includes decoders and system-level design solutions for consumer and multimedia OEMs. The ZiVA DVD decoder family incorporates eight critical DVD functions into a single chip:
MPEG-2 video decoding, Dolby Digital decoding, MPEG audio decoding, sub-picture decoding, on-screen display, linear Pulse Code Modulation (PCM) audio decoding, demultiplexing and audio/video synchronization. Semiconductor addresses a critical concern of content owners with SecureView(TM) copy protection and decryption technology. SecureView made ZiVA decoders the first single-chip products to support the DVD Consortium's Content Scramble System (CSS) copy protection scheme.

     Semiconductor collaborated with partner Toshiba to develop the ZiVA-PC decoder targeted specifically at the notebook market, the first DVD hardware chip with full PC98 compliance. The ZiVA-PC decoder offers one of the industry's lowest overall system cost for hardware DVD playback, as well as one of the lowest power consumption, while delivering true interactivity and flawless image quality. In 1999, Semiconductor developed its third-generation DVD decoder, the ZiVA-3 line, which extended the capabilities of the ZiVA line in a number of key areas, most particularly the audio features. Personal computer OEMs including Toshiba, Dell and Gateway adopted ZiVA decoders for DVD-enabled notebook.

  VideoCD Decoders

     VideoCD is a consumer entertainment format based on MPEG-1 technology. VideoCD players allow consumers to enjoy movies, documentaries and karaoke played from a disc similar to an audio CD disc. Semiconductor has been a leading supplier of MPEG decoders used in VideoCD players throughout the mid-and late-1990s. Semiconductor pioneered the MPEG-1 market with the introduction in 1992 of the CL450 MPEG-1 Video Decoder, the first commercially available MPEG-1 video decoder. The CL450 found uses in commercial and professional digital karaoke players. It followed with the CL480 family of VideoCD decoders, products that boosted Semiconductor to market leadership in the rapidly growing market for VideoCD players in China in the mid-1990s. The CL484 VideoCD Decoder, debuted in 1994, offers full VideoCD 1.1 and 2.0 compliance, DiscView(TM) menuing, ClearView(TM) error concealment technology, FlexView(TM) National Television Standards Committee (NTSC) to Phase Alternate Line (PAL) conversion and additional karaoke features.

     Semiconductor's current VideoCD product is the CL680 Advanced VideoCD Decoder. The CL680 decoder integrates an NTSC/PAL encoder, improved ClearView error concealment technology and a new WideSound(TM) feature, which simulates a surround-sound experience from two stereo channels. By fully utilizing the micro-code architecture of the CL680, Semiconductor was able to integrate the system functions directly on the CL680, effectively eliminating the need for the system micro-controller.

  Chaoji VCD Decoders

     As the VideoCD market matured in China, Chinese customers, OEMs and government agencies all saw a need for a higher quality video experience. Due to its expertise in both VideoCD and DVD, Semiconductor was well qualified to help define the new standard. The result of this effort was the introduction of the Chaoji VCD standard, an extension to VideoCD that was endorsed by the Chinese government and leading OEMs. Chaoji VCD combines MPEG-2 video with VCD2.0 to address the needs of China's consumers for high-quality video playback, improved audio quality and low-cost players and disc media.

     Soon after the adoption of the Chaoji VCD standard, Semiconductor introduced the CL8800 family of Chaoji VCD decoders to its partner OEMs. The CL8830 decoder is a full-featured product that features Semiconductor's patented RealSonic(TM) audio technology, offering significant advances in audio quality for home theater and Karaoke applications. The CL8820 decoder targets more price-sensitive products that do not demand the same audio quality as the CL8830 decoder. Both decoders offer full backward compatibility with existing VideoCD and audio CD formats. In 1999, Semiconductor introduced the most integrated Chaoji VCD decoder chip, the CL8830A. Leading Chinese OEMs have adopted the CL8800 decoders for their Chaoji VCD product offerings. In 2000, we believe that the Chaoji VCD market will continue to encroach on the VCD market as prices for Chaoji VCD systems decline.

CONSUMER BRANDING PROGRAM

     Semiconductor's consumer branding program, begun in 1996, saw continued success throughout 1999. In 1999, Semiconductor's brand recognition reached an all-time high in the Chinese market. Our Chinese customers continue to use our brand as well as our technology as they combine for strong market recognition and preference. The brand represents quality, reliability and high technology. The success of Semiconductor's consumer branding program remains predicated on offering first-to-market technology, superior feature sets and video playback quality and a roadmap to higher quality, feature-rich digital video products.

CHANGING PRODUCT MIX: DEPENDENCE ON DECODER PRODUCTS

     Semiconductor offers a number of products for a variety of applications. Since the second quarter of 1995, sales of Semiconductor's VCD decoder family of products have represented a significant percentage of

Semiconductor's total net revenues. Semiconductor expects that revenues from its VCD decoder products including the CL680 and Chaoji VCD families of products will decrease as a percentage of total revenues, but continue to account for a significant portion of its product revenues in 2000. Semiconductor expects that price competition will continue to result in declining average selling prices for this family of products. Semiconductor has implemented several programs that have reduced costs associated with these families of products. In the event that increases in unit sales and other manufacturing efficiencies of these families of products do not offset decreasing sales prices in the future, Semiconductor's business and results of operations would be materially and adversely affected. Semiconductor anticipates that overall gross margin may decrease as a result of a number of factors including anticipated declines in average selling prices over time. The timing of volume shipments and the life cycles of Semiconductor's products are difficult to predict due in large measure to the emerging nature of the markets for Semiconductor's products, the future effect of product enhancements by Semiconductor and its current and future competitors. Declines in demand for Semiconductor's products, particularly the CL680 and Chaoji VCD families of products, whether as a result of competition, technological change or otherwise, would have a material adverse effect on Semiconductor's business and results of operations.

CUSTOMERS

        MARKET                    APPLICATIONS                     TYPICAL CUSTOMERS
        ------                    ------------                     -----------------
Communication.........  Interactive set-top boxes,         Avid, DiviCom, FAST, JVC, Matrox,
                        professional non-linear editing,   Tandberg, Nokia, Pace, Pinnacle,
                        broadcast encoding, electronic     Scientific Atlanta, Sharp, Sony,
                        news gathering                     Zenith, MEI/Panasonic, Motorola/
                                                           General Instrument, Philips
Consumer                Recordable DVD players, Digital    Acer, ChangHong, Dell, Gateway,
electronics...........  VHS player, DVD players, DVD       Hitachi, Idall, JVC, NEC, LG
                        add-in PC cards, VideoCD players   Electronics, Malata, Samsung,
                                                           SAST, Sony, Tatung, Toshiba,
                                                           Xiamin Solid

     During the nine months ended September 30, 1999, no customer accounted for 10% or more of net revenue. During 1998, only Malata accounted for 10% or more of net revenue. Sales to Sinorex, a distributor, accounted for 31% and 15% of Semiconductor's net revenues during 1997 and 1996, respectively. Sales to Samsung accounted for 10% of Semiconductor's net revenue during 1996.

RESEARCH AND DEVELOPMENT

     Semiconductor believes that the continued introduction of new products in its target markets is essential to its growth. As of September 30, 1999, Semiconductor had 286 full-time employees engaged in research and development. Expenditures for research and development in 1998, 1997 and 1996 were approximately $52.6 million, $46.5 million and $36.6 million, respectively and $39.8 million for the nine months ended September 30, 1999.

     The markets for Semiconductor's products are characterized by rapidly changing technology and evolving industry standards. In addition, markets for Semiconductor's products are characterized by intense price competition. As the markets for Semiconductor's products develop and competition increases, Semiconductor anticipates that product life cycles will shorten and average selling prices will decline. In particular, the average selling price and product gross margin for each of Semiconductor's products will decline as such products mature and as per order unit volumes for such products increase. Semiconductor's operating results will depend to a significant extent on its ability to continue to successfully introduce new products on a timely basis and to reduce costs of existing products. In particular, Semiconductor currently intends to announce several new products over the next year, including next generation MPEG-2 encoders and decoders. There can be no assurance that these products will be successfully developed or will achieve market acceptance, and these products are not expected to contribute significantly to revenues in the first half of 2000. The failure of any of these products to be successfully introduced and achieve market acceptance could have a material adverse effect on Semiconductor's business and results of operations. In addition, Semiconductor continues to sell a number of earlier generation products; any failure to manage the transition to new products effectively could have a material adverse effect on Semiconductor's business and results of operations. The success of new product introductions is dependent on several factors, including proper new product definition, product cost, timely completion and introduction of new product designs, quality of new products, differentiation of new products from those of Semiconductor's competitors and market acceptance of Semiconductor's and its customers' products. As a result, Semiconductor believes that continued significant expenditures for research and development will be required in the future. Because of the complexity of its products, Semiconductor has experienced delays from time-to-time in completing development and introduction of new products, and as a result, has from time-to-time not achieved the market share anticipated for such products. There can be no assurance that such delays will not be encountered in the development and introduction of future products, including the products currently expected to be announced over the next year. There can be no assurance that Semiconductor will successfully identify new product opportunities and develop and bring new products to market in a timely manner, that products or technologies developed by others will not render Semiconductor's products or technologies obsolete or noncompetitive, or that Semiconductor's products will be selected for design into the products of its targeted customers.

SALES AND MARKETING

     Semiconductor's sales and marketing strategy targets markets for which digital video compression is an enabling technology in order to achieve key design wins with industry leaders, as well as early adopters of digital video technology. To implement its strategy, Semiconductor has established a direct sales force and a worldwide network of independent sales representatives and distributors. In addition, Semiconductor has a team of application engineers who assist customers with designing in Semiconductor's products.

     In the United States, Semiconductor sells its products through direct sales channels, independent representatives and distributors. Semiconductor records revenues from products sales to customers at the time of shipment. Certain of Semiconductor's agreements with its distributors permit limited stock rotation and provide for price protection. Allowances for returns and adjustments, including price protection, are provided at the time revenues from product sales are recorded. Generally, Semiconductor pays its independent sales representatives on a commission basis. As of September 30, 1999, Semiconductor had North American regional sales offices in California and Quebec, and international sales offices in Hong Kong, the United Kingdom, Korea, China, Taiwan and Japan. In Japan, Semiconductor sells products through the direct sales force of C-Cube Microsystems Japan, Inc. (CCJ) and two distributors. CCJ was formed by Semiconductor and Kubota Corporation in 1988 and is currently owned 65% by Semiconductor and 35% by Kubota. The primary business of CCJ is the marketing, sales and support of Semiconductor's products in Japan. Internationally, Semiconductor has commissioned sales representatives or distributors in Canada, Denmark, Finland, France, Germany, Great Britain, Hong Kong, Ireland, India, Israel, Italy, Korea, Sweden and Taiwan.

INTERNATIONAL BUSINESS ACTIVITIES

     During 1998, 1997 and 1996, international revenues accounted for approximately 82%, 88% and 78% of Semiconductor's net revenues, respectively, and 79% of net revenues in the first nine months of 1999. Semiconductor believes that international revenues will continue to account for a significant portion of net revenues. Semiconductor's success will depend in part upon its ability to manage international marketing and sales operations. In addition, Semiconductor purchases a substantial portion of its manufacturing services from foreign suppliers. Semiconductor's international manufacturing and sales are subject to changes in foreign political and economic conditions, and to other risks, including currency or export/import controls, changes in tax laws, tariffs and freight rates and changes in the ownership and/or leadership of international customers that may result in delayed or canceled orders. For example, China is the primary market for VideoCD and Chaoji VCD players utilizing Semiconductor's decoder products. As a consequence, any political or economic instability in China could significantly reduce demand for Semiconductor's products. Semiconductor has made and will continue to make significant investments in additional foundry capacity in Taiwan and is subject to the risk of political instability in Taiwan, including but not limited to the potential for conflict between Taiwan and the People's Republic of China. Semiconductor sells products to customers in Korea and is subject to the risk of economic and political instability in Korea, including the potential for conflict between North and South Korea. In addition, Semiconductor sells certain of its products in international markets and buys certain products from its foundries in currencies other than the U.S. dollar. As a result, currency fluctuations could, in the long term, have a material adverse effect on Semiconductor's business and results of operations. With respect to international sales that are denominated in U.S. dollars, increases in the value of the U.S. dollar relative to foreign currencies can increase the effective price of, and reduce demand for, Semiconductor's products relative to competitive products priced in the local currency. The United States has considered trade sanctions against Japan and has had disputes with China relating to trade and human rights issues. If trade sanctions were imposed, Japan or China could enact trade sanctions in response. Because a number of Semiconductor's current and prospective customers and suppliers are located in Japan and China, trade sanctions, if imposed, could have a material adverse effect on Semiconductor's business and results of operations. Similarly, protectionist trade legislation in either the United States or foreign countries could have a material adverse effect on Semiconductor's ability to manufacture or sell its products in foreign markets.

     The Asian consumer electronics markets accounted for approximately 74%, 80% and 73% of total sales in 1998, 1997 and 1996, respectively, and 67% in the first nine months of 1999 Asia sales are expected to continue to account for a substantial, though declining, percentage of sales in the future. Most of Semiconductor's sales in Asia were of decoder chips, which are used in VideoCD and Chaoji VCD players. Semiconductor believes purchases of VideoCD and Chaoji VCD players are not as likely to be deferred as are purchases of higher priced consumer durables and production equipment, which have impacted U.S. export sales. However, there can be no assurance that Semiconductor will not experience reduced sales of its products into Asia because of declining consumer spending or because of its customers' increasing difficulty in obtaining letters of credit, which Semiconductor generally requires prior to shipment.

MANUFACTURING

     Semiconductor has chosen to use independent wafer foundries to fabricate its integrated circuits. Assembly, test and packaging are also subcontracted to third parties. This approach enables Semiconductor to concentrate its resources on product design and development, where Semiconductor believes it has greater competitive advantages. Semiconductor continually evaluates alternative sources for wafer fabrication, assembly and test capacity.

     During 1998, Semiconductor's devices were fabricated using complementary metal oxide semiconductor or CMOS, process technology with 0.65 micron, 0.5 micron, 0.35 micron, 0.30 micron and 0.25 micron process feature sizes, using either three or four layers of metal interconnect. In 1999, Semiconductor began using 0.22 micron technology with five layers of metal interconnect. Fabricated wafers are either tested by the fabrication facility to Semiconductor specifications or Semiconductor takes receipt of untested wafers and works with subcontractor testing facilities. Once the wafers are fully tested and accepted, the dice are assembled into packages by subcontractors, primarily located in Asia. Semiconductor utilizes multiple assembly subcontractors for its products.

     In the second quarter of 1996, Semiconductor expanded and formalized its relationship with Taiwan Semiconductor Manufacturing Co., Ltd. (TSMC) to provide wafer production capacity in the years 1996 to 2001. The agreement with TSMC provided that TSMC would produce and ship wafers to Semiconductor at specified prices and required Semiconductor to make two advance payments totaling $49.0 million. An advance payment of $24.5 million was made in June 1996. In May 1997, Semiconductor amended its agreement with TSMC which resulted in a reduction of Semiconductor's future wafer purchase commitments and the forgiveness of the second advance payment of $24.5 million. TSMC will apply the June 1996 prepayment against a portion of the wafer cost as product is delivered to Semiconductor. Accordingly, the prepaid amount, which has been allocated between current and long-term assets, will be amortized to inventory as wafers are received. At September 30, 1999, $1.2 million of the remaining $5.2 million production capacity rights is included in other current assets.

     During the fourth quarter of 1999, Semiconductor signed a production capacity agreement with United Microelectronics Corporation to provide wafer fabrication capacity through at least 2002, for which it expects to pay a $20.0 million refundable payment. This refundable payment, due in the first quarter of 2000, allows for certain discounts on purchased capacity based upon the quantities purchased. The agreement does not commit Semiconductor to purchase wafers, but does guarantee the availability of a set capacity of wafers at "not to exceed" prices.

     Semiconductor believes that an increase in the demand for semiconductor wafers over currently expected levels, or a failure of foundry capacity in the industry to grow at anticipated rates, could result in greater difficulty in obtaining adequate foundry capacity, increased prices and increased lead times. Semiconductor's future operating results depend in substantial part on its ability to increase the capacity available to it from its existing or new foundries. In order to secure such capacity, Semiconductor has considered and will continue to consider various possible transactions, which could include, without limitation, equity investments in, prepayments to, non-refundable deposits with or loans to foundries in exchange for guaranteed capacity, "take or pay" contracts that commit Semiconductor to purchase specified quantities of wafers over extended periods, joint ventures or other partnership relationships with foundries. There can be no assurance that Semiconductor will be able to make any such arrangement in a timely fashion, or at all, that Semiconductor will not require additional issuances of equity or debt in order to raise capital for any such arrangements or that any such financing would be available to Semiconductor on acceptable terms, or at all. If Semiconductor were not able on a timely basis to obtain additional foundry capacity, its business and results of operations would be materially and adversely affected.

     Semiconductor sources its integrated circuit products from MEC, UMC, TSMC and Yamaha. This dependence on a small number of foundries subjects Semiconductor to risks associated with an interruption in supply from these foundries. In connection with the manufacture of its newer products, Semiconductor needs to continue to evaluate and qualify additional foundries that employ advanced manufacturing and process technologies, which are currently available from a limited number of foundries. For example, certain of the new products that Semiconductor intends to introduce require advanced CMOS processes. Semiconductor has in the past experienced increased costs and delays in connection with the qualification of new foundries. There can be no assurance that any delays, cost increases or quality problems resulting from the qualification of new foundries will not have a material adverse effect on Semiconductor's business and results of operations.

     Semiconductor's reliance on subcontractors to manufacture and assemble its products involves significant risks, including reduced control over delivery schedules, quality assurance, manufacturing yields and cost; the potential lack of adequate capacity and potential misappropriation of Semiconductor intellectual property. Semiconductor obtains foundry capacity through forecasts that are generated in advance of expected delivery dates. Semiconductor's ability to obtain the foundry capacity necessary to meet the future demand for its products is based on its ability to accurately forecast such future demand. If Semiconductor fails to accurately forecast such future demand, Semiconductor may be unable to timely obtain an adequate supply of wafers necessary to manufacture the number of products required to satisfy the actual demand. There can be no assurance that Semiconductor will continue to accurately forecast the future demand for its products and obtain sufficient foundry capacity in the future.

     Semiconductor has from time-to-time experienced disruptions in supply, although none of those disruptions have to date materially adversely affected results. There can be no assurance that wafer fabrication or assembly problems will not occur in the future or that any such disruptions will not have a material adverse effect upon Semiconductor's results of operations. Further, there can be no assurance that suppliers who have committed to provide product will do so, or that Semiconductor will meet all conditions imposed by such suppliers. Failure to obtain an adequate supply of products on a timely basis would delay product delivery to Semiconductor's customers, which would have a material adverse effect on Semiconductor's business and results of operations. In addition, Semiconductor's business could also be materially and adversely affected if the operations of any supplier are interrupted for a substantial period of time, or if Semiconductor is required, as a result of capacity constraints in the semiconductor industry or otherwise, to increase the proportion of wafers or finished goods purchased from higher cost suppliers in order to obtain adequate product volumes.

     The markets into which Semiconductor sells its products are subject to extreme price competition. Thus, Semiconductor expects to continue to experience declines in the selling prices of its products over the life cycle of each product. In order to offset or partially offset declines in the selling prices of its products, Semiconductor must continue to reduce the costs of products through product design changes, manufacturing process changes, volume discounts, yield improvements and other savings negotiated with its manufacturing subcontractors. Since Semiconductor does not operate its own manufacturing facilities and must make volume commitments to subcontractors at prices that remain fixed over certain periods of time, it may not be able to reduce its costs as rapidly as its competitors who perform their own manufacturing. The failure of Semiconductor to design and introduce, in a timely manner, lower cost versions of existing products or new products with higher gross margins, or to successfully manage its manufacturing subcontractor relationships would have a material adverse effect on Semiconductor's gross margins.

COMPETITION

     The markets in which Semiconductor competes are intensely competitive and are characterized by declining average selling prices and rapid technology change. Semiconductor believes that it competes favorably in the areas of product definition, system cost, functionality, time-to-market, reliability and reputation. Semiconductor competes with major domestic and international companies, most of which have substantially greater financial and other resources than Semiconductor with which to pursue engineering, manufacturing, marketing and distribution of their products. Some of these companies own proprietary video compression technology competitive with Semiconductor's standards-based systems.

     In the market for consumer electronics semiconductors, principal competitors include ESS Technology, SGS-Thomson, Zoran, LSI Logic, Oak Technology and Winbond as well as several large, integrated Japanese and Korean consumer electronics companies, such as Sony, MEC, Toshiba, NEC and Samsung, which have their own semiconductor design and manufacturing capacity. In the computer segment of the consumer electronics market, principal Semiconductor competitors include the increasingly powerful CPUs that are now available from, among others, Intel, AMD and Motorola, as well as hardware solutions from Zoran, LuxSonar and IBM. Graphics chip manufacturers such as ATI, S3 and Trident are also potential competitors. In the market for communications decoders, Semiconductor's principal competitors include SGS-Thomson, Philips, LSI Logic and Broadcom.

     IBM is the principal competitor in the broadcast encoder market, while Sony is the principal competitor in the consumer encoder market. Semiconductor expects that other companies will introduce competing encoder products in the future. Although the timing of the production availability of such encoders is uncertain, their availability could have an adverse impact on Semiconductor's encoder product revenues and margins. Semiconductor may also face increased competition in the future from new entrants into its markets. As the markets for Semiconductor's products develop, competition from large semiconductor companies, such as ST-Microelectronics and Philips, and from vertically integrated companies such as Sony, MEC, Toshiba and NEC, may increase significantly. If Semiconductor can offer low-cost hardware solutions, then it may continue to compete with manufacturers of CPUs such as Intel, AMD and Motorola in conjunction with software solutions. The ability of Semiconductor to compete successfully in the rapidly evolving markets for high-performance video compression technology depends on factors both within and outside of its control, including success in designing and subcontracting the manufacture of new products that implement new technologies, adequate sources of raw materials, protection of Company products by effective utilization of intellectual property laws, product quality, reliability, price and the efficiency of production, the pace at which customers incorporate Semiconductor's integrated circuits into their products or technologies, success of competitors' products and general economic conditions. There can be no assurance that Semiconductor will be able to compete successfully in the future.

     A variety of other approaches to digital video compression have been introduced, including wavelets, fractal image compression, proprietary compression algorithms and software-only solutions. Competitor companies are designing products around these and other alternative approaches. In addition, manufacturers of general-purpose microprocessors, such as Intel, AMD and Motorola and graphics chip manufacturers are positioning their products as offering digital video compression capability. There can be no assurance that system manufacturers will not use such processors for video compression applications. While MPEG has become the accepted standard, any of the alternative approaches, individually or collectively, could be adopted on a widespread basis in the emerging video compression market. If this were to happen, Semiconductor's business and results of operations would be materially and adversely affected.

INTELLECTUAL PROPERTY AND LICENSES

     Semiconductor attempts to protect its technology through a combination of patents, copyrights, trade secret laws, confidentiality procedures and licensing arrangements. As of September 30, 1999, Semiconductor had 59 issued United States patents and 43 U.S. patent applications pending and has filed certain corresponding applications in certain foreign jurisdictions. These patents expire at various times from 2010 to 2016. Semiconductor intends to continue to seek patents on its technology where appropriate. Notwithstanding its patent position, Semiconductor believes that, in view of the rapid pace of technological change in the semiconductor industry, the technical experience and creative skills of its engineers and other personnel are the most important factors in determining Semiconductor's future technological success.

     There can be no assurance that patents will issue from any pending applications or that any claims allowed from existing or pending patents will be sufficiently broad to protect Semiconductor's technology. While Semiconductor intends to protect its intellectual property rights vigorously, there can be no assurance that any patents held by Semiconductor will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to Semiconductor. Moreover, while Semiconductor holds or has applied for patents relating to the design of its products, Semiconductor's products are based in part on standards, including MPEG-1, MPEG-2 and JPEG, and Semiconductor does not hold patents or other intellectual property rights for such standards. The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights.

     From time-to-time Semiconductor receives notices of potential infringement of third-party rights and there can be no assurance that third parties will not assert claims against Semiconductor with respect to existing or future products or that licenses will be available on reasonable terms, or at all, with respect to any third-party technology including third-party technology which is or may be embodied in standards. In the event of litigation to determine the validity of any third-party claims, such litigation could result in significant expense to Semiconductor and divert the efforts of Semiconductor's technical and management personnel, whether or not such litigation is determined in favor of Semiconductor. In the event of an adverse result in any such litigation, Semiconductor could be required to pay substantial amounts in damages and to cease selling the infringing product unless and until Semiconductor is able to develop non-infringing technology or to obtain licenses to the technology which was the subject of the litigation. There can be no assurance that Semiconductor would be successful in such development or that such licenses would be available, and any such development or license could require expenditure of substantial time and other resources.

     In order to defray the cost of developing its products and to develop products with specifications meeting customer requirements, Semiconductor has established development relationships with certain companies. Under these arrangements, these companies provided Semiconductor with development funding and/or technical assistance, and participated with Semiconductor in determining the specifications for the performance requirements of various products. As a result of these relationships, Semiconductor believes it has been able to more rapidly introduce products meeting the demands of these as well as other customers for similar applications. In certain cases, as consideration for such development assistance, Semiconductor has agreed to pay royalties to such customers and generally Semiconductor retains ownership of such products.

EMPLOYEES

     As of September 30, 1999, Semiconductor had approximately 603 employees, 286 of whom are engaged in, or directly support, Semiconductor's research and development, 189 of whom are in sales and marketing, 36 of whom are in operations and 92 of whom are in administration. Semiconductor's employees are not represented by any collective bargaining agreement, and Semiconductor has never experienced a work stoppage. Semiconductor believes its employee relations are good.

     Semiconductor's future success is heavily dependent upon its ability to hire and retain qualified technical, marketing and management personnel. The loss of the services of key personnel could have a material adverse effect on Semiconductor's business. Semiconductor is currently seeking certain additional engineering, marketing and management personnel. Semiconductor's success in the future will depend in part on the successful assimilation of such new personnel. Semiconductor also obtains assistance from customers whose engineers participate in development programs at Semiconductor. The continuing availability of such support is dependent upon a number of factors, including relationships with customers and the ability of such engineers, many of whom are foreign residents, to obtain immigration visas. The competition for such personnel, particularly for engineering personnel, is intense and the loss of such personnel could have a material adverse effect on Semiconductor.

MERGERS AND ACQUISITIONS

     On August 28, 1996, C-Cube Microsystems acquired the DiviCom business. C-Cube Microsystems paid $65.7 million in cash, issued 2.3 million shares of its common stock, assumed options exercisable for 264,000 shares of its common stock and incurred $1.35 million in other costs in exchange for the outstanding shares of DiviCom stock that C-Cube Microsystems did not already own.

     C-Cube Microsystems has entered into an agreement to merge with Harmonic Inc. after the distribution. The effect of the proposed merger is the acquisition of C-Cube Microsystems' DiviCom systems business by Harmonic.

PROPERTIES

     Semiconductor's principal facilities consist of approximately 182,300 square feet of space in three buildings located in Milpitas, California. This space is leased pursuant to three agreements that expire on various dates through April 14, 2005. Semiconductor believes its existing facilities and other available facilities will be adequate to meet its requirements for at least the next 12 months.

LEGAL PROCEEDINGS

     From time-to-time Semiconductor is party to certain litigation or legal claims. Management has reviewed all pending legal matters and believes that the resolution of such matters will not have a significant adverse effect on Semiconductor's financial position or results of operations.

                      WHERE YOU CAN FIND MORE INFORMATION

     As a result of the distribution, the Securities Exchange Act of 1934, requires Semiconductor to file annual, quarterly and other reports with the Securities and Exchange Commission. Semiconductor intends to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders.

     Semiconductor filed with the Securities and Exchange Commission a registration statement, which includes certain exhibits, under the Exchange Act, for the securities issued pursuant to this information statement. This information statement contains general information about the contents of contracts and other documents filed as exhibits to the registration statement. However, this information statement does not contain all of the information set forth in the registration statement and the exhibits filed with the registration statement. You should read the registration statement and the exhibits for further information about Semiconductor and the distribution.

     The SEC allows Semiconductor to "incorporate by reference" information into this joint proxy statement/prospectus/information statement, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. The information of Semiconductor incorporated by reference is deemed to be part of this joint proxy statement/prospectus/information statement, except for information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus/information statement. This joint proxy statement/prospectus/information statement incorporates by reference the documents set forth below that have been previously filed with the SEC. The following documents contain important information about Semiconductor and its financial condition and operating results and are hereby incorporated by reference:

     - C-Cube Microsystems' Annual Report on Form 10-K for the year ended December 31, 1998;

     - C-Cube Microsystems' Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999;

     - C-Cube Microsystems' Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, filed on Form 11-K with the SEC on July 14, 1999;

     - C-Cube Microsystems' Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1999;

     - C-Cube Microsystems' Quarterly Report on Form 10-Q for the Quarter Ended September 30, 1999; and

     - C-Cube Microsystems's Current Report on Form 8-K dated October 29, 1999.

     Semiconductor has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus/information statement relating to Semiconductor.

     If you would like to request documents from either company, please do so by , to receive them before the special meeting.

     You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

     You may read and copy the registration statement and other materials that Semiconductor files with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the Securities and Exchange Commission's Public Reference Section. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. The Securities and Exchange Commission filings of Semiconductor are also available to the public on the Securities and Exchange Commission Internet site (http://www.sec.gov).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW AND BASIS OF PRESENTATION

     While the legal structure of the transaction pursuant to which this information statement is being filed is an internal restructuring and spin-off of the semiconductor business and a merger of C-Cube, which as restructured, will consist of the DiviCom business, into Harmonic, for accounting purposes the merger is being treated as a distribution of DiviCom's net investment and Semiconductor is being treated as the continuing accounting entity. This is primarily due to the fact that (i) the historical assets, revenue, profits and employees of C-Cube Semiconductor, Inc. have been greater than those of DiviCom,
(ii) the corporate management of C-Cube will remain employees of Semiconductor, and (iii) the C-Cube stockholders will receive common stock representing approximately 44% ownership interest in Harmonic in the merger. Accordingly, the historical financial information required by Form 10 is incorporated by reference to the C-Cube Forms 10-K and 10-Q and the Management's Discussion and Analysis as presented below is substantially identical to that in C-Cube Microsystems' Form 10-Q filed for the quarter ended September 30, 1999 and 10-K filed for the fiscal year ended December 31, 1998 which reflect the historical consolidated operations of Semiconductor and the DiviCom business.

QUARTER ENDED SEPTEMBER 30, 1999

     The following table sets forth certain operating data as a percentage of net revenues for the quarters ended September 30, 1999 and 1998:

                                                              QUARTER ENDED
                                                              SEPTEMBER 30,
                                                              --------------
                                                              1999     1998
                                                              -----    -----
Net revenues................................................  100.0%   100.0%
Costs and expenses:
  Cost of revenues..........................................   44.6     45.0
  Research and development..................................   20.8     21.9
  Selling, general and administrative.......................   17.2     17.6
                                                              -----    -----
          Total.............................................   82.6     84.5
                                                              -----    -----
Income from operations......................................   17.4     15.5
Other income, net...........................................    2.6      1.9
                                                              -----    -----
Income before income taxes, minority interest and
  extraordinary item........................................   20.0     17.4
Income tax expense..........................................    6.0      5.2
                                                              -----    -----
Income before minority interest and extraordinary item......   14.0     12.2
Minority interest in net income of subsidiary...............    0.1     (0.2)
                                                              -----    -----
Income before extraordinary item............................   13.8     12.4
Extraordinary gain (net of tax).............................     --      2.7
                                                              -----    -----
Net income..................................................   13.8%    15.1%
                                                              =====    =====

  Merger

     On October 27, 1999, C-Cube entered into an Agreement and Plan of Merger and Reorganization with Harmonic Inc., a Delaware corporation ("Harmonic"), pursuant to which, subsequent to the sale or spin-off of C-Cube's semiconductor business, C-Cube has agreed to merge with and into Harmonic (the "Merger"). The Merger will be effected through the issuance of 0.5427 shares of Harmonic stock for each share of common stock of C-Cube outstanding immediately prior to the consummation of the Merger. The merger is subject to the approval of the stockholders of each company, customary closing conditions, including applicable regulatory clearances, and the spin-off or sale of the semiconductor business. The closing is anticipated to take place during Q1 2000.* The Company expects to incur additional costs during the fourth quarter of 1999 and the first quarter of 2000 for legal, accounting and other costs related to the Merger.*

Readers are referenced to the Company's Form 8-K filed with the SEC on October 29, 1999 for more information.

  Net Revenues

     Net revenues in the third quarter of 1999 were $101.4 million, an increase of 17.6% over the $86.2 million reported in the corresponding quarter a year ago. This increase was led by growth in sales of DiviCom's encoder products, primarily attributable to existing customer upgrades to next generationproducts, contract wins in the cable and satellite markets, and higher selling prices on next generation products due to design improvements and feature and quality enhancements. The growth in revenues was also attributable to increased Semiconductor revenues, primarily from increased volumes of DVD decoder chips used in consumer applications and from increased volumes of codecs for nonlinear editing and video server applications. These increases were partially offset by decreases in revenues of VideoCD and Chaoji VCD decoder chips primarily due to declines in average selling prices.

     DiviCom revenues accounted for 48% of consolidated net revenues for the third quarter of 1999, compared to 44% for the third quarter of 1998. DiviCom integrates solutions for customers which involve its own and third party products, with the integrations usually occurring over a number of months. Difficulty in completing the stages of these integrations on the expected schedule can adversely affect the timing of revenue recognition.

     International revenues accounted for 58% of net revenues for the third quarter of 1999, compared to 56% for the third quarter of 1998. The Company expects that international revenues will continue to represent a significant portion of net revenues.* The Company's success will depend in part upon its ability to manage international marketing and sales operations. In addition, C-Cube purchases a substantial portion of its manufacturing services from foreign suppliers. The earthquake in Taiwan during the third quarter of 1999 caused minimal wafer damage at C-Cube's foundries, but resulted in temporary production delays at such facilities. As a result, production capacity during the fourth quarter of 1999 is anticipated to be constrained; however, C-Cube is working with its existing partner, TSMC, with whom the Company has a capacity agreement, to assure supply of product for the next several years.* In addition, C-Cube has expanded its source of supplies by signing a production capacity agreement for a term of up to three years, with another foundry, United Microelectronics Corporation ("UMC"), during the fourth quarter of 1999.*

     C-Cube's international manufacturing and sales are subject to changes in foreign political and economic conditions and to other risks including currency or export/import controls, changes in tax laws, tariffs and freight rates and changes in the ownership and/or leadership of international customers that may result in delayed or canceled orders. For example, China continues to be a large market for VideoCD and Chaoji VCD players utilizing the Company's decoder products. As a consequence, any political or economic instability in China could significantly reduce demand for those products. The Company has made investments in foundry capacity in Taiwan and is subject to the risk of political instability in Taiwan, including but not limited to the potential for conflict between Taiwan and the People's Republic of China. The Company sells products to customers in Korea and is subject to the risk of economic and political instability in Korea, including the potential for conflict between North and South Korea. In addition, the Company sells certain of its products in international markets and buys certain products from its foundries in currencies other than the U.S. dollar and, as a result, currency fluctuations could have a material adverse effect on the Company's business and results of operations. The Company mitigates this risk through the use of foreign currency hedges for transactions denominated in foreign currencies. However, with respect to international sales that are denominated in U.S. dollars, increases in the value of the U.S. dollar relative to foreign currencies can increase the effective price of and reduce demand for the Company's products relative to competitive products priced in the local currency. The United States has considered trade sanctions against Japan and has had disputes with China relating to trade and human rights issues. If trade sanctions were imposed, Japan or China could enact trade sanctions in response. Because a number of the Company's current and prospective customers and suppliers are located in Japan and China, trade sanctions, if imposed, could have a material adverse effect on C-Cube's business and results of operations. Similarly, protectionist trade legislation in either the United States or foreign countries could have a material adverse effect on the Company's ability to manufacture or sell its products in foreign markets.

     The Asian markets accounted for approximately 43% of total Company sales in the third quarter of 1999 and are expected to continue to account for a substantial, though declining, percentage of sales in the future.* In the third quarter of 1999, most of the Company's sales in Asia were of DVD, VideoCDand Chaoji decoder chips. There can be no assurance that the Company will not experience reduced sales of its semiconductor products into Asia because of declining consumer spending or because of its customers' increasing difficulty in obtaining letters of credit, which the Company generally requires prior to shipment into that region.

  Gross Margin

     C-Cube's gross margin for the third quarter of 1999 was 55.4% compared to a gross margin of 55.0% for the same period in the prior year. This moderate improvement was primarily due to a reduction in product transition costs and a moderate improvement in DiviCom product margins over the third quarter of 1998. While the selling prices for semiconductor products have generally declined from the prior year quarter, the Company was able to offset the related impact on gross margin by realizing operating efficiencies, including reduced material costs, refinement of its semiconductor fabrication process and the reduction of outside manufacturing costs.

     DiviCom's business involves transactions which can vary substantially in the portions of DiviCom manufactured products, third party products and services included. These variations can cause substantial differences in gross margin from one contract to another. DiviCom has a number of competitors which are divisions of larger corporations. Such corporations may decide from time-to-time to aggressively lower prices of products that compete with DiviCom in order to sell related products or achieve strategic goals. Such "strategic pricing" by competitors can place strong pricing pressure on DiviCom products in certain transactions, resulting in lower selling prices and gross margins for those transactions.

     The markets into which C-Cube sells its semiconductor products are subject to extreme price competition. Thus, the Company expects to continue to experience declines in the selling prices of its semiconductor products over the life cycle of each product.* In particular, C-Cube expects to continue to experience significant price competition in the markets for decoder chips.* In order to offset or partially offset declines in the selling prices of its products, C-Cube must continue to reduce the costs of products through product design changes, manufacturing process changes, volume discounts, yield improvements and other savings negotiated with its manufacturing subcontractors. Since the Company does not believe that it can continually achieve cost reductions which fully offset the price declines of its products, it expects gross margin percentages to decline for existing products over their life cycles.*

     C-Cube does not operate its own manufacturing facilities and must make volume commitments to subcontractors at prices that remain fixed over certain periods of time. Therefore, the Company may not be able to reduce its costs as rapidly as its competitors who perform their own manufacturing. Failure of the Company to design and introduce in a timely manner lower cost versions of existing products or higher gross margin new products, or to successfully manage its manufacturing subcontractor relationships, would have a material adverse effect on C-Cube's gross margins. The Company anticipates production capacity at its foundries to be constrained during the fourth quarter of 1999 and the first quarter of 2000 due to production delays caused by the earthquake in Taiwan, which occurred during the third quarter of 1999, and due to higher projected industry demand for semiconductor products causing a reduction of available capacity.* As a result, product costs may increase at a rate faster than C-Cube can offset those increases with other cost-saving measures, which could adversely affect gross margins for semiconductor products during those periods.*

  Research and Development Expenses

     In the third quarter of 1999, research and development expenses were $21.1 million, or 20.8% of net revenues, compared with $18.9 million, or 21.9% of net revenues in the third quarter of 1998. The increase in research and development expenses primarily represents additional employee-related costs associated with increases in product engineering staff, reflecting the Company's continuing efforts to provide industry leading digital video solutions at the chip and systems levels.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased to $17.5 million, or 17.2% of net revenues, in the third quarter of 1999, compared to $15.2 million, or 17.6% of net revenues, for the same quarter last year. The increase was primarily due to increased headcount and related expenses, as the Company continues to increase its international coverage in sales and marketing. The increase was also due to higher sales commission expense resulting from the growth in revenues over the third quarter of 1998.

  Other Income (Expense)

     Other income, net of other expense, increased to $2.7 million for the third quarter of 1999, compared to $1.6 million for the third quarter of 1998. The increase over the prior year quarter is primarily due to higher interest income earned on higher average cash and investment balances and lower interest expense on lower average outstanding debt balances.

  Income Tax Expense

     The Company's effective tax rate for the third quarters of 1999 and 1998 was 30%. The Company's effective tax rate is less than the combined federal and state statutory rate primarily due to tax credits and lower foreign tax rates.

  Extraordinary Item

     During the third quarter of 1999, the Company did not repurchase any of the outstanding balance of its 5 7/8% Convertible Subordinated Notes (the "Notes") due 2005. During the third quarter of 1998, the Company repurchased $42.8 million of the face value of the Notes at 88.4% of principal amount, with related accrued interest to the date of repurchase, and recognized an extraordinary gain of $2.4 million, or $0.06 per diluted share, net of related income taxes of $1.6 million.

NINE MONTHS ENDED SEPTEMBER 30, 1999

     The following table sets forth certain operating data as a percentage of net revenues for the nine months ended September 30, 1999 and 1998:

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              --------------
                                                              1999     1998
                                                              -----    -----
Net revenues................................................  100.0%   100.0%
                                                              -----    -----
Costs and expenses:
  Cost of revenues..........................................   44.9     45.6
  Research and development..................................   21.1     21.5
  Selling, general and administrative.......................   17.4     17.1
                                                              -----    -----
          Total.............................................   83.3     84.2
                                                              -----    -----
Income from operations......................................   16.7     15.8
Other income, net...........................................    2.4      1.0
                                                              -----    -----
Income before income taxes, minority interest and
  extraordinary item........................................   19.1     16.8
Income tax expense..........................................    5.7      5.0
                                                              -----    -----
Income before minority interest and extraordinary item......   13.4     11.7
Minority interest in net income (loss) of Subsidiary........    0.1     (0.1)
                                                              -----    -----
Income before extraordinary item............................   13.2     11.9
Extraordinary gain (net of tax).............................     --      1.4
                                                              -----    -----
Net income..................................................   13.2%    13.2%
                                                              =====    =====

  Production Capacity Rights

     In the second quarter of 1996, the Company expanded and formalized its relationship with Taiwan Semiconductor Manufacturing Co., Ltd. ("TSMC") to provide additional wafer production capacity in the years 1996 to 2001. The agreement with TSMC provided that TSMC would produce and ship wafers to C-Cube at specified prices and required C-Cube to make two advance payments totaling $49 million. An advance payment of $24.5 million was made in June 1996. In May 1997, the Company amended its agreement with TSMC which resulted in a reduction of the Company's future wafer purchase commitments and the forgiveness of the second advance payment of $24.5 million. In January 1999, TSMC refunded $11.8 million of the advance payment to the Company. TSMC will apply the remaining prepayment against a portion of the wafer cost as product is delivered to C-Cube. Accordingly, the prepaid amount, which has been allocated between current and long-term assets, will be amortized to inventory as wafers are received.

  Net Revenues

     Net revenues for the nine months ended September 30, 1999 were $291.9 million, a 14.0% increase from $256.0 million in revenues during the nine month period ending September 30, 1998. This increase was led by growth in sales of DiviCom's encoder products, primarily attributable to existing customer upgrades to next generation products, contract wins in the cable and satellite markets, and higher selling prices on next generation products, due to design improvements and feature and quality enhancements. Semiconductor revenues were slightly higher than in the first nine months of 1998; however, the revenue product mix changed significantly. Revenues from DVD decoder chips used in consumer applications increased due to higher volume shipments, despite price reductions resulting from increasing competition. Revenues from encoder and codec chipsets for broadcast, non-linear editing and video server applications increased due to higher volume shipments. These increases were largely offset by a reduction in revenues from VideoCD decoder chips due to reduced shipments and increased price competition.

  Gross Margin

     C-Cube's gross margin percentage increased to 55.1% in the nine months ended September 30, 1999 from 54.4% in the nine month period in the prior year. This increase was primarily the result of changes in product mix, as sales of products with higher gross margins, including DiviCom encoders, DVD decoders and digital set-top boxes, contributed more to revenues in the first nine months of 1999 than the first nine months of 1998. While the selling prices for semiconductor products have generally declined from the prior year, the Company was able to offset the related impact on gross margin by realizing operating efficiencies, including reduced material costs, refinement of its semiconductor fabrication process and the reduction of outside manufacturing costs.

  Research and Development Expenses

     In the first nine months of 1999, research and development expenses were $61.7 million or 21.1% of net revenues, as compared to $55.1 million, or 21.5% of net revenues, for the same period in the prior year. The increase in research and development expenses primarily represents additional employee-related costs associated with increases in product engineering staff, reflecting the Company's continuing efforts to provide digital video solutions at the chip and systems levels.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased to $50.7 million, or 17.4% of net revenues in the first nine months of 1999, as compared to $43.8 million, or 17.1% of net revenues for the same period in the prior year. The increase was primarily due to increased headcount and related expenses, and also due to higher sales commission expense resulting from the growth in revenues over the first nine months of 1998.

  Other Income (Expense)

     Other income, net of other expense, was $7.1 million for the first nine months of 1999, an increase from $2.5 million reported for the nine months ended September 30, 1998. The increase is primarily due to higher interest income earned on higher average cash and investment balances and lower interest expense on lower average outstanding debt balances during the first nine months of 1999 compared to the same period last year.

  Income Tax Expense

     The Company's effective tax rate for the nine months ended September 30, 1999 and 1998 was 30%. The Company's effective tax rate is less than the combined federal and state statutory rate primarily due to tax credits and lower foreign tax rates.

  Extraordinary Item

     During the nine months ended September 30, 1999, the Company repurchased $3.4 million of the face value of the Company's 5 7/8% Convertible Subordinated Notes due 2005 at 95.5% of the principal amount, with related accrued interest to the date of repurchase, and recognized an extraordinary gain of approximately $33,000 (zero effect per diluted share), net of related income taxes of approximately $23,000. During the nine months ended September 30, 1998, the Company repurchased $63.5 million of the face value of the notes at 88.4% of the principal amount, with related accrued interest to the date of repurchase, and recognized an extraordinary gain of $3.5 million, or $0.09 per diluted share, net of related taxes of $2.4 million.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     On October 27, 1999, C-Cube entered into an Agreement and Plan of Merger and Reorganization with Harmonic Inc., a Delaware corporation ("Harmonic"), pursuant to which, subsequent to the sale or spin-off of C-Cube's semiconductor business, C-Cube has agreed to merge with and into Harmonic (the "Merger"). The consummation of the Merger and the sale or spin-off of the semiconductor business may have a material effect on the Company's financial statements taken as a whole, as the execution of these transactions may contribute to the Company's results differing from the investment community's expectation in a given quarter. These activities may result in the cancellation of orders and additional charges to earnings. The success of the merger between C-Cube and Harmonic may require, among other things, integration or coordination with a different company culture, management team organization and business infrastructure. It may also require the development, manufacture and marketing of C-Cube's product offerings with Harmonic's products in a way that enhances the performance of the combined business or product line. Successful integration of the companies depends on a variety of factors, including the hiring and retention of key employees, management of geographically separate facilities, and the integration or coordination of different research and development and product manufacturing facilities. The success of the semiconductor business may depend on a variety of factors, including the hiring and retention of key employees and management team and business infrastructure reorganization. All of these efforts require varying levels of management resources, which may temporarily adversely impact business operations.

     The Company's quarterly and annual operating results have been, and will continue to be, affected by a wide variety of factors that could have a material adverse effect on revenues and profitability during any particular period, including the timing of revenue recognized under its systems contracts and the level of orders which are received and can be shipped in a quarter, the rescheduling or cancellation of orders by its customers, competitive pressures on selling prices, changes in product or customer mix, availability and cost of foundry capacity and raw materials, fluctuations in yield, loss of any strategic relationships, C-Cube's ability to introduce new products and technologies on a timely basis, unanticipated problems in the performance of the Company's next generation or cost-reduced products, the ability to successfully introduce products in accordance with OEM design requirements and design cycles, new product introductions by the Company's competitors, market acceptance of products of both C-Cube and its customers, compatibility of new products with emerging digital video standards, purchase commitments for customized components procured in advance of anticipated systems contracts, supply constraints for other components incorporated into its customers' products, credit risk for international customers not using letters of credit, fluctuations in foreign currency exchange rates to the U.S. dollar, the level of expenditures in manufacturing, research and development, and sales, general and administrative functions, and a recent trend of mergers and acquisitions creating larger competitors which may have established market share or greater financial or technical resources than the Company.*

     In addition, C-Cube's operating results are subject to fluctuations in the markets for its customers' products, particularly the consumer electronics and personal computer markets, which have been extremely volatile in the past, and the digital satellite broadcast, cable and wireless cable markets, which are in an early stage, creating uncertainty with respect to product volume and timing. To the extent the Company is unable to fulfill its customers' purchase orders on a timely basis, these orders may be canceled due to changes in demand in the markets for its customers' products. Historically, the Company has shipped a substantial portion of its product in the last month of a given quarter. A significant portion of C-Cube's expenses are fixed in the short term, and the timing of increases in expenses is based in large part on the Company's forecast of future revenues. As a result, if revenues do not meet the Company's expectations, it may be unable to quickly adjust expenses to levels appropriate to actual revenues, which could have a material adverse effect on the Company's business and results of operations.

     The Company's dependence on the Asian consumer electronics market has started to decline, and the Company believes it will either remain stable or continue to decline in the future, as growth in the encoder, digital satellite broadcast, non-linear editing, digital cable and wireless cable markets generate larger contributions to revenues.* Nevertheless, the substantial seasonality of sales in the consumerelectronics market could impact the Company's revenues and net income. In particular, C-Cube believes that there may be seasonality in the Asia-Pacific region related to the Chinese New Year, which falls within the first calendar quarter, which could result in relatively lower product demand during the second and third quarters of each year.* If in the future the geographic mix of the Company's sales shifts towards the U.S. and Europe, C-Cube would anticipate higher revenues and net income in the third and fourth calendar quarters as system manufacturers in these regions make purchases in preparation for the holiday season, and comparatively less revenues and net income in the first and second calendar quarters.*

     As a result of the foregoing, the Company's operating results and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in net revenues or net income from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's common stock.

     The market price of C-Cube's common stock has fluctuated significantly since its initial public offering in April 1994. The market price of the common stock could be subject to significant fluctuations in the future based on factors such as announcements of new products by C-Cube or its competitors, quarterly fluctuations in C-Cube's financial results, quarterly fluctuations in other semiconductor or digital video networking companies' financial results, changes in analysts' estimates of C-Cube's financial performance, general conditions in the semiconductor and digital video networking industries, conditions in the financial markets and general conditions in the global economy which might adversely affect consumer purchasing. In addition, the stock market in general has experienced extreme price and volume fluctuations, which have particularly affected the market prices for many high technology companies and which have often been unrelated to the operating performance of the specific companies. The market price of C-Cube's common stock has declined substantially from its historic highs, and may continue to experience significant fluctuations in the future.

  Year 2000

     The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The Year 2000 problem is pervasive and complex, as virtually every computer operation will be affected by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. C-Cube has initiated a Year 2000 project designed to identify and assess the risks associated with its information systems, products, operations and infrastructure, suppliers and customers that are not Year 2000 compliant, and to develop, implement and test remediation and contingency plans to mitigate these risks. C-Cube is replacing or upgrading systems, equipment and facilities that are known to be Year 2000 non-compliant. For the Year 2000 non-compliance issues identified to date, the Company does not expect the cost of upgrade or remediation to exceed $500,000, which is not expected to be material to the Company's operating results.* If implementation of replacement systems is delayed, or if significant new non-compliance issues are identified, the Company's results of operations or financial condition could be materially adversely affected.

     Information Systems. Testing of all information systems has been completed and all systems are believed to be Year 2000 compliant.* The Company has reviewed its hardware and systems infrastructure, such as networks, and believes all critical Year 2000 information systems issues have been resolved.* The Company has not incurred to date, nor does it expect to incur, material Year 2000 costs pertaining to its information systems and hardware and systems infrastructure.*

     Products. The Company has assessed the capabilities of its semiconductor products sold to customers and has not identified any significant problems related to Year 2000 compliance. The Company has also identified and assessed the risks related to integrated systems sold by its DiviCom segment. Products manufactured by DiviCom are either believed to be Year 2000 compliant or have anavailable upgrade to bring them into compliance. To be in compliance for the Year 2000, the Company has suggested to customers that they obtain a full system upgrade. All customers were sent a notification letter during the second quarter of 1999 describing the compliance status of the products purchased by the customer, along with the procedures necessary to bring those products into compliance for the Year 2000. Customers with service contracts and customers with whom the Company has specific Year 2000 contractual obligations have been offered upgrades at no charge. At present, the majority of the customers in this category have completed the upgrade. It is up to the customer to initiate the request for upgrade based on the offer extended by DiviCom. The remaining requested upgrades are expected to be completed during the fourth quarter of 1999.*

     DiviCom products are often installed with third party hardware and software. The Company has tested the Year 2000 compliance of standard third party hardware and software products included in its systems and has not encountered any non-compliance issues. The Company does not comment as to the Year 2000 compliance of non-standard third party hardware and software products. Accordingly, DiviCom recommends that customers verify the Year 2000 compliance status of non-standard third party hardware and software products and that customers schedule their own Year 2000 system validation tests during 1999 after Year 2000 upgrades are performed. DiviCom has not assessed all possible customer configurations, nor can it anticipate all customer situations, particularly those involving third party products. As a result, the Company may see an increase in warranty and other claims resulting from the Year 2000 transition process. In addition, litigation against the Company regarding Year 2000 compliance issues may occur in the future. For these reasons, the impact of customer claims could have a material adverse impact on the Company's results of operations or financial condition.

     Operations And Infrastructure. Machinery and equipment and other items used in the operations and facilities of the Company have been inventoried and assessed for Year 2000 compliance. The Company has replaced and tested systems found to be non-compliant, and believes all current systems are Year 2000 compliant.* All servers and employee desktop computers have been upgraded for Year 2000 compliance. No other material deficiencies were detected from our assessments.

     Suppliers. C-Cube has contacted its critical suppliers and shippers to inquire whether their operations, products, and services are Year 2000 compliant. All suppliers have responded favorably as to their status of Year 2000 compliance. Where practicable, C-Cube has attempted to mitigate its risks with respect to the failure of primary suppliers to be Year 2000 compliant through contracting with secondary suppliers.* In the event that suppliers are not Year 2000 compliant, the Company will seek alternative sources of supplies if they have not already been established. However, such failures remain a possibility and could have a material adverse impact on the Company's results of operations or financial condition.

     Customers. The Company is actively responding to all customer requests for compliance and other general information related to its Year 2000 programs.

     General. The Company does not currently expect its costs associated with the Year 2000 problem to exceed $500,000, and expects to be able to fund these costs through operating cash flows.* While, the Company expects to complete its Year 2000 compliance program during the fourth quarter of 1999, the risks associated with the Year 2000 problem can be difficult to identify and to address, and could result in material adverse consequences to the Company.* Even when the Company completes all of its assessments, identifies and tests remediation plans believed to be adequate, and develops contingency plans believed to be adequate, some problems may not be identified or corrected in time to prevent material adverse consequences to the Company.

     As the Year 2000 project continues, the Company may discover additional Year 2000 problems, may not be able to develop, implement, or test remediation or contingency plans in a timely manner, or may find that the costs of these activities exceed current expectations and become material. In many cases, the Company is relying on assurances from suppliers and customers that new and upgraded information systems and other products will be Year 2000 compliant. The Company has tested certainthird-party products, but cannot be sure that its tests will be adequate or that, if problems are identified, they will be addressed by the supplier in a timely and satisfactory way.

     Because the Company uses a variety of information systems and has additional systems embedded in its operations and infrastructure, the Company cannot be sure that all of its systems will work together in a Year 2000-compliant fashion. Furthermore, the Company cannot be sure that it will not suffer business interruptions, either because of its own Year 2000 problems or those of its customers or suppliers whose Year 2000 problems may make it difficult or impossible for them to fulfill their commitments to the Company. If the Company fails to satisfactorily resolve Year 2000 issues related to its products in a timely manner, it could be exposed to liability to third parties.

     The Company has not developed a "worst case" scenario with respect to Year 2000 issues, but instead has focused its resources on identifying material, remediable problems and reducing uncertainties generally, through the Year 2000 project described above.

     If the Company or the third parties with which it has relationships were to cease or not successfully complete its or their Year 2000 remediation efforts, the Company would encounter disruptions to its business that could have a material adverse effect on its business, financial position and results of operations. The Company could be materially and adversely impacted by widespread economic or financial market disruption or by Year 2000 computer system failures at third parties with which it has relationships.

LIQUIDITY AND CAPITAL RESOURCES

     Cash, cash equivalents and short-term investments were $277.4 million at September 30, 1999 compared to $207.8 million at the end of 1998. Working capital increased to $303.8 million at September 30, 1999 from $220.5 million at December 31, 1998.

     The Company's operating activities generated cash of $50.5 million in the nine months ended September 30, 1999, primarily from net income and a refund of $11.8 million prepaid production capacity rights, partially offset by a $23.8 million increase in accounts receivable. Receivable days outstanding increased from 35 days at December 31, 1998 to 54 days at September 30, 1999 primarily due to DiviCom's growing contribution to consolidated revenues, as a substantial portion of DiviCom's revenues are generated under long-term contracts which generally have longer payment terms than the semiconductor business. During the fourth quarter of 1999, the Company signed a production capacity agreement with UMC for which the Company expects to pay a $20 million refundable deposit to UMC during the first quarter of 2000.*

     C-Cube's investing activities, exclusive of sales and maturities of $188.6 million and purchases of $248.0 million of short-term investments, used cash of $19.8 million, primarily for $17.1 million capital expenditures.

     Cash provided by financing activities was $37.3 million, primarily from proceeds of $40.6 million from sales of stock pursuant to employee stock plans, partially offset by $3.3 million used to repurchase a portion of the Company's Convertible Subordinated Notes.

     At September 30, 1999, the Company had an available bank line of credit of $30.0 million which expires in May 2001. Borrowings bear interest at LIBOR plus 1.25% or the bank's prime rate (8.25% at September 30, 1999). The line of credit agreement requires that the Company, among other things, maintain a minimum tangible net worth, a minimum annual net income (no quarterly loss exceeding $3 million) and certain financial ratios. In addition, this agreement prohibits the payment of cash dividends. At September 30, 1999, the Company was in compliance with these covenants, and there were no outstanding balances under this line.

     Based on current plans and business conditions, C-Cube expects that its cash, cash equivalents and short-term investments together with any amounts generated from operations and available borrowings, will be sufficient to meet the Company's cash requirements for at least the next 12 months.* However, there can be no assurance that the Company will not be required to seek other financing sooner or that such financing, if required, will be available on terms satisfactory to the Company, or at all. In addition, the Company has considered and will continue to consider various possible transactions with foundries to secure additional foundry capacity, which could include, without limitation, equity investments, prepayments, non-refundable deposits or loans in exchange for guaranteed capacity, "take or pay" contracts that commit the Company to purchase specified quantities of wafers over extended periods, joint ventures or other partnership relationships.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Readers are referenced to "Part II, Item 7A. Quantitative and Qualitative Disclosures about Market Risk", in the Company's most recent Annual Report on Form 10-K, filed with the SEC on March 23, 1999, as there have been no material changes since that filing.

YEAR ENDED DECEMBER 31, 1998

     The following table sets forth certain operating data for C-Cube Microsystems as a percentage of net revenues for the years ended December 31, 1998, 1997 and 1996:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
Net revenues................................................  100.0%    100.0%    100.0%
                                                              -----     -----     -----
Costs and expenses:
  Cost of product revenues..................................   45.7      44.9      45.3
  Research and development..................................   21.0      19.1      13.8
  Selling, general and administrative.......................   17.2      15.6      12.2
  Purchased in-process technology...........................     --        --      41.1
                                                              -----     -----     -----
          Total.............................................   84.0      79.6     112.4
                                                              -----     -----     -----
Income (loss) from operations...............................   16.0      20.4     (12.4)
Interest income (expense), net..............................    1.2      (0.5)       --
                                                              -----     -----     -----
Income (loss) before income taxes, minority interest and
  extraordinary item........................................   17.2      19.9     (12.4)
Income tax expense..........................................    5.2       6.8      10.3
                                                              -----     -----     -----
Income (loss) before minority interest and extraordinary
  item......................................................   12.1      13.1     (22.7)
Minority interest in net income (loss) of subsidiary........   (0.1)     (0.1)      0.1
                                                              -----     -----     -----
Income (loss) before extraordinary item.....................   12.2      13.2     (22.8)
Extraordinary gain on repurchase of convertible notes (net
  of tax)...................................................    1.0        --        --
                                                              -----     -----     -----
Net income (loss)...........................................   13.2%     13.2%    (22.8)%
                                                              =====     =====     =====

  Acquisitions

     On August 28, 1996, C-Cube Microsystems acquired DiviCom Inc., a digital video networking company. C-Cube Microsystems paid $65.7 million in cash, issued
2.3 million shares of its common stock, assumed options exercisable for 264,000 shares of its common stock and incurred $1.35 million in other costs in exchange for the outstanding shares of DiviCom stock that C-Cube Microsystems did not already own. C-Cube Microsystems assumed net liabilities of $1.9 million, purchased technology of $14.2 million, which will be amortized over five years, and wrote off $131.3 million of in-process technology.

     C-Cube Microsystems incurred acquisition-related charges of $133 million in the third quarter of 1996, which included the in-process technology write-off and bonuses paid to DiviCom employees.

     The acquisition of DiviCom was accounted for as a purchase and therefore DiviCom's financial results from the date of acquisition, August 28, 1996, are included in C-Cube Microsystems' consolidated financial results.

  Net Revenues

     Net revenues increased 4.0% to $351.8 million in 1998 compared to $337.0 million in 1997. Revenue from C-Cube Microsystems' family of encoder products increased due to growth in sales of communications products, which was led by DiviCom and increased sales of C-Cube Microsystems' DVxpress and DVxpert families of codecs. Revenue from MPEG-2 decoder chips used primarily in digital set-top boxes and in DVD-ROMs on PCs increased from 1997 due to customers' adoption of C-Cube Microsystems' AViA and ZiVA families of decoder chips and the wider acceptance of the DVD format. C-Cube Microsystems also had sales from the introduction of its Chaoji VCD decoder. These increases were partially offset by a decrease in revenues from MPEG-1 decoder chips used in VideoCD players sold primarily in China, due to price reductions made in response to competitive pricing pressures, partially offset by an increase in unit volumes.

     In 1997, net revenues increased 5% to $337.0 million compared to $319.8 million in 1996. Revenue from C-Cube Microsystems' family of encoder products increased primarily due to sales of encoder systems developed by DiviCom, which was acquired in the third quarter of 1996. See "Acquisitions." C-Cube Microsystems also began volume shipments of its MPEG-2 DVD decoder chips used primarily in DVD-ROMs on PCs. Revenue from MPEG-1 decoder chips used in VideoCD players which are sold primarily in China, decreased from the prior year due to price reductions made in response to competition. The decreased prices for these products were partially offset by an increase in unit volumes.

     The sales returns allowance at December 31, 1998 was $13.1 million, up from $6.7 million at December 31, 1997. During 1998, additions to the sales returns allowance were $12.6 million and deductions were $6.2 million. The deductions to the allowance were primarily due to price protection credits given to distributors and other pricing adjustments. The allowance at December 31, 1998 is to cover price protection, pricing adjustments and stock rotation credits to distributors.

     The sales returns allowance at December 31, 1997 was $6.7 million, down from $11.5 million at December 31, 1996. During 1997, additions to the sales returns allowance were $3.3 million and deductions were $8.1 million. The deductions to the allowance were primarily due to price protection credits given to distributors in the first quarter of 1997 as C-Cube Microsystems significantly reduced the selling prices of its MPEG-1 decoder chips in response to competitive pressures.

     During 1998, no individual customer accounted for 10% or more of net revenues. Sales to Sinorex, a distributor, accounted for 20% and 12% of C-Cube Microsystems' net revenues during 1997 and 1996, respectively.

     International revenues accounted for 62%, 65% and 67% of net revenues in 1998, 1997 and 1996, respectively. International revenues were a significant portion of total revenues primarily due to volume shipments of the CL480, CL680 and CL8800 families of products in Asia for VideoCD and Chaoji VCD players in the consumer market. C-Cube Microsystems sells products and supports customers internationally through subsidiaries in Hong Kong and Japan. C-Cube Microsystems expects that international revenues will continue to represent a significant portion of net revenues. C-Cube Microsystems' international sales and manufacturing are subject to changes in foreign political and economic conditions and to other risks, including fluctuations in foreign exchange rates, export/import controls and changes in tax laws, tariffs and freight rates. See "Item 1. Business -- International Business Activities."

  Gross Margin

     C-Cube Microsystems' gross margin percentage decreased to 54.3% in 1998 from 55.1% in 1997. This decrease is due primarily to higher product transition costs and lower average selling prices partially offset by reduced product material costs and a shift in product mix to higher margin encoder products. C-Cube Microsystems has been able to reduce product material costs through the negotiation of lower foundry wafer prices, the adoption of finer geometry fabrication processes and the redesign of products to reduce die size. C-Cube Microsystems' gross margin percentage increased to 55.1% in 1997 from 54.6% in 1996. This improvement is due primarily to lower product transition costs, reduced product costs and a shift in product mix to higher margin encoder products.

     The markets into which C-Cube Microsystems sells its products are subject to extreme price competition. Thus, C-Cube Microsystems expects to continue to experience declines in the selling prices of its products over the life cycle of each product. In particular, C-Cube Microsystems expects to continue to experience significant price competition in the markets for decoder chips. In order to offset or partially offset declines in the selling prices of its products, C-Cube Microsystems must continue to reduce the costs of products through product design changes, manufacturing process changes, volume discounts, yield improvements and other savings negotiated with its manufacturing subcontractors. Since C-Cube Microsystems does not believe that it can continually achieve cost reductions which fully offset the price declines of its products, it expects gross margin percentages to decline for existing products over their life cycles.

     C-Cube Microsystems does not operate its own manufacturing facilities and must make volume commitments to subcontractors at prices that remain fixed over certain periods of time. Therefore, C-Cube Microsystems may not be able to reduce its costs as rapidly as its competitors who perform their own manufacturing. Failure of C-Cube Microsystems to design and introduce, in a timely manner, lower cost versions of existing products or new products with higher gross margins, or to successfully manage its manufacturing subcontractor relationships, would have a material adverse effect on C-Cube Microsystems' gross margins.

  Research and Development Expenses

     In 1998, research and development expenses were $74.0 million or 21.0% of net revenues, compared to $64.2 million or 19.1% of net revenues in 1997. The increase in research and development expenses from the prior year is primarily related to an increase in employee-related costs associated with increases in product engineering staff, partially offset by decreases in start-up and non-recurring engineering costs. In 1997, research and development expenses were $64.2 million or 19.1% of net revenues, compared to $44.2 million or 13.8% of net revenues in 1996. The increase in absolute research and development expenses from the prior year primarily represents the inclusion of DiviCom's operations for a full year in 1997, compared to the 1996 period subsequent to the August 28, 1996 date of acquisition. The increase over 1996 was also due to additional employee-related costs associated with increased staffing, reflecting C-Cube Microsystems' continuing efforts to provide industry leading digital video solutions at the chip and systems levels. C-Cube Microsystems anticipates that absolute levels of research and development expenses will continue to increase in future periods.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased to $60.5 million or 17.2% of net revenues in 1998 compared to $52.7 million or 15.6% of net revenues for 1997. The increase in absolute dollars was primarily due to increased travel, staffing and related expenses partially offset by decreased commissions to distributors. Selling, general and administrative expenses increased to $52.7 million or 15.6% of net revenues in 1997 compared to $39.0 million or 12.2% of net revenues for 1996. The increase in spending was primarily due to the inclusion of DiviCom's operations for a full year in 1997, compared to the 1996 period subsequent to the August 28, 1996 date of acquisition. The increase over 1996 was also due to increased headcount and related expenses, increased travel costs and higher advertising costs. C-Cube Microsystems expects that absolute levels of selling, general and administrative expenses will continue to increase in future periods.

  Other Income (Expense)

     Interest income and other increased to $8.5 million in 1998 compared to $4.3 million in 1997 primarily due to higher average balances of cash and investments in 1998 compared to 1997. Interest income and other decreased to $4.3 million in 1997 compared to $5.9 million in 1996 primarily due to lower average balances in cash and investments in 1997 compared to 1996. Interest expense and other decreased to $4.3 million in 1998 compared to $6.0 million in 1997 primarily due to lower average outstanding debt balances due to the repurchase of a significant portion of C-Cube Microsystems' convertible subordinated notes. Interest expense and other remained consistent at $6.0 million in 1997 and 1996 and consisted primarily of interest paid on the $86.3 million principal of convertible subordinated notes issued in the fourth quarter of 1995.

  Income Tax Expense

     C-Cube Microsystems provided $18.2 million for income taxes in 1998 on income before taxes, minority interest and extraordinary items of $60.7 million, for an effective tax rate of 30%. In 1997, C-Cube Microsystems provided $22.9 million on income before taxes and minority interest of $67.0 million, for an effective tax rate of 34%. In 1996, C-Cube Microsystems provided $32.9 million on a loss before income taxes and minority interest of $39.8 million, as the write-off of purchased in-process technology in 1996 was not tax deductible. The effective tax rate in 1996 was 36% excluding the 1996 purchased in-process technology charge. The effective tax rates for 1998, 1997 and 1996 are less than the combined federal and state statutory rate primarily due to tax credits and lower foreign taxes.

  Extraordinary Item

     During 1998, C-Cube Microsystems repurchased $63.5 million of the face value of C-Cube Microsystems' 5.875% subordinated convertible notes due in 2005 at 88.4% of the principal amount, with accrued interest to the date of repurchase. Upon repurchase of the notes, C-Cube Microsystems recognized extraordinary gains of $3.5 million, or $0.09 per diluted share, net of related income taxes of $2.4 million.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     C-Cube Microsystems' quarterly and annual operating results have been, and will continue to be, affected by a wide variety of factors that could have a material adverse effect on revenues and profitability during any particular period, including the level of orders which are received and can be shipped in a quarter, the rescheduling or cancellation of orders by its customers, competitive pressures on selling prices, changes in product or customer mix, availability and cost of foundry capacity and raw materials, fluctuations in yield, loss of any strategic relationships, C-Cube Microsystems' ability to introduce new products and technologies on a timely basis, unanticipated problems in the performance of C-Cube Microsystems' next generation or cost-reduced products, the ability to successfully introduce products in accordance with OEM design requirements and design cycles, new product introductions by C-Cube Microsystems' competitors, market acceptance of products of both C-Cube Microsystems and its customers, supply constraints for other components incorporated into its customers' products, fluctuations in the Japanese yen and Great Britain pound to U.S. dollar exchange rates, and the level of expenditures in manufacturing, research and development and sales, general and administrative functions.

     In addition, C-Cube Microsystems' operating results are subject to fluctuations in the markets for its customers' products, particularly the consumer electronics market, which has been extremely volatile in the past, and the satellite broadcast and wireless cable markets, which are in an early stage, creating uncertainty with respect to product volume and timing. C-Cube Microsystems has devoted a substantial portion of its research and development efforts in recent quarters to develop chips used in DVD systems. C-Cube Microsystems' DVD products are subject to the new product risks described in the preceding paragraph, including in particular C-Cube Microsystems' ability to timely introduce these products and the market's acceptance of them, which could have a materially adverse affect on its operating results. Furthermore, to the extent C-Cube Microsystems is unable to fulfill its customers' purchase orders on a timely basis, these orders may be canceled due to changes in demand in the markets for its customers' products. Historically, C-Cube Microsystems has generally shipped a substantial portion of its product in the last month of a given quarter. A significant portion of C-Cube Microsystems' expenses are fixed in the short term, and the timing of increases in expenses is based in large part on C-Cube Microsystems' forecast of future revenues. As a result, if revenues do not meet C-Cube Microsystems' expectations, it may be unable to quickly adjust expenses to levels appropriate to actual revenues, which could have a material adverse effect on C-Cube Microsystems' business and results of operations.

     Due to C-Cube Microsystems' dependence on the consumer electronics market, the substantial seasonality of sales in that market could impact C-Cube Microsystems' revenues and net income. In particular, C-Cube Microsystems believes that there may be seasonality in the Asia-Pacific region related to the Chinese New Year, which falls within the first calendar quarter, which could result in relatively lower product demand from mid-first quarter until mid-third quarter. If the future geographic mix of C-Cube Microsystems' sales shifts towards the U.S. and Europe, C-Cube Microsystems would anticipate higher revenues and net income in the third and fourth calendar quarters as system manufacturers in these areas make purchases in preparation for the holiday season, and comparatively less revenues and net income in the first and second calendar quarters.

     The economic crisis in Asia has been characterized by increases in idle production capacity, real estate vacancies, unemployment and bank failures, and has resulted in currency devaluation, falling consumer spending and domestic price deflation. Any of these factors could significantly reduce the demand for the end user goods in which C-Cube Microsystems' products are used.

     As a result of the foregoing, C-Cube Microsystems' operating results and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in net revenues or net income from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of C-Cube Microsystems' common stock. See "Concentration of Credit Risk" and "Product and Geographic Risks" in Note 1 of Notes to Consolidated Financial Statements.

     The market price of C-Cube Microsystems' common stock has fluctuated significantly since the initial public offering in April 1994. The market price of the common stock could be subject to significant fluctuations in the future based on factors such as announcements of new products by C-Cube Microsystems or its competitors, quarterly fluctuations in C-Cube Microsystems' financial results or other semiconductor companies' financial results, changes in analysts' estimates of C-Cube Microsystems' financial performance, general conditions in the semiconductor and digital video networking industries, conditions in the financial markets and general conditions in the global economy which might adversely affect consumer purchasing. In addition, the stock market in general has experienced extreme price and volume fluctuations, which have particularly affected the market prices for many high technology companies and which have often been unrelated to the operating performance of the specific companies. The market price of C-Cube Microsystems' common stock has declined substantially from historic highs, and may continue to experience significant fluctuations in the future.

LIQUIDITY AND CAPITAL RESOURCES

     Cash, cash equivalents and short-term investments increased to $207.8 million at December 31, 1998 from the $166.4 million at the end of 1997. Working capital increased to $220.5 million at December 31, 1998 from $208.4 million at the end of 1997.

     C-Cube Microsystems' operating activities generated cash of $98.3 million in 1998, compared to $88.6 million in 1997 reflecting increased income taxes payable, accounts payable and accrued liabilities balances and decreased accounts receivable balances.

     C-Cube Microsystems' investing activities, exclusive of the sales and maturities and purchases of short-term investments of $69.7 million and $147.3 million, respectively, used cash of $19.8 million, primarily for capital expenditures.

     Cash used in financing activities was $37.5 million, primarily from $56.1 million used to repurchase a portion of C-Cube Microsystems' convertible subordinated notes, partially offset by sales of stock pursuant to employee stock plans of $20.1 million.

     At December 31, 1998, C-Cube Microsystems had an available bank line of credit of $30.0 million which expires May 1, 1999. Borrowings bear interest at LIBOR plus 1.25% or the bank's prime rate (7.75% at December 31, 1998). The line of credit agreement requires C-Cube Microsystems, among other things, to maintain a minimum tangible net worth, annual net income (no quarterly loss exceeding $3.0 million) and certain financial ratios. In addition, the bank agreement prohibits the payment of cash dividends. At December 31, 1998, C-Cube Microsystems was in compliance with these covenants, and there were no borrowings under this line.

     In the second quarter of 1996, C-Cube Microsystems expanded and formalized its relationship with Taiwan Semiconductor Manufacturing Co., Ltd. (TSMC) to provide additional wafer production capacity in the years 1996 to 2001. The agreement with TSMC provided that TSMC would produce and ship wafers to C-Cube Microsystems at specified prices and required C-Cube Microsystems to make two advance payments totaling $49.0 million. An advance payment of $24.5 million was made in June 1996. In May 1997, C-Cube Microsystems amended its agreement with TSMC which resulted in a reduction of C-Cube Microsystems' future wafer purchase commitments and the forgiveness of the second advance payment of $24.5 million. TSMC will apply the June 1996 prepayment against a portion of the wafer cost as product is delivered to C-Cube Microsystems. Accordingly, the prepaid amount, which has been allocated between current and long-term assets, will be amortized to inventory as wafers are received. At December 31, 1998, $5.6 million of the remaining $18.2 million production capacity rights is included in other current assets. In January 1999, C-Cube Microsystems signed a second amendment to its agreement with TSMC which will result in a refund to C-Cube Microsystems of $11.7 million from the remaining $18.2 million balance in production capacity.

     Based on current plans and business conditions, C-Cube Microsystems expects that its cash, cash equivalents and short-term investments together with any amounts generated from operations and available borrowings, will be sufficient to meet C-Cube Microsystems' cash requirements for at least the next 12 months. However, there can be no assurance that C-Cube Microsystems will not be required to seek other financing sooner or that such financing, if required, will be available on terms satisfactory to C-Cube Microsystems. In addition, C-Cube Microsystems has considered and will continue to consider various possible transactions to secure additional foundry capacity, which could include, without limitation, equity investments in, prepayments to, non-refundable deposits with or loans to foundries in exchange for guaranteed capacity, "take or pay" contracts that commit C-Cube Microsystems to purchase specified quantities of wafers over extended periods, joint ventures or other partnership relationships with foundries.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The following discussion about C-Cube Microsystems' market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. C-Cube Microsystems is exposed to market risk related to changes in interest rates and foreign currency exchange rates. C-Cube Microsystems does not use derivative financial instruments for speculative or trading purposes.

     Interest Rate Sensitivity. C-Cube Microsystems maintains a short-term investment portfolio consisting mainly of income securities with an average maturity of less than two years. The market value of this portfolio was $99.6 million at December 31, 1998. These available-for-sale securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from current levels at December 31, 1998, the fair value of the portfolio would decline by $0.4 million. C-Cube Microsystems has the ability to hold its fixed income investments until maturity, and therefore C-Cube Microsystems would not expect its operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on its securities portfolio. C-Cube Microsystems does not hedge any interest rate exposures.

     C-Cube Microsystems has fixed rate long-term debt of approximately $22.8 million, and a hypothetical 10% decrease in current interest rates from levels at December 31, 1998 would not have a material impact on the fair market value of this debt.

     Foreign Currency Exchange Risk. C-Cube Microsystems enters into foreign exchange forward contracts and foreign currency options to hedge certain economic exposures, balance sheet exposures and intercompany balances against future movements in the dollar/yen and dollar/pound exchange rates. Gains and losses on the forward contracts are largely offset by gains and losses on the underlying exposure. A hypothetical 10% appreciation of the U.S. dollar from December 31, 1998 market rates would increase the unrealized value of C-Cube Microsystems' forward contracts by $0.3 million. Conversely, a hypothetical 10% depreciation of the U.S. dollar from December 31, 1998 market rates would decrease the unrealized value of C-Cube Microsystems' forward contracts by $0.3 million. In either scenario, the gains or losses on the forward contracts are largely offset by the gains or losses on the underlying transactions and consequently a sudden or significant change in foreign exchange rates would not be expected to have a material impact on future net income or cash flows.

     All of the potential changes noted above are based on sensitivity analyses performed on C-Cube Microsystems' financial positions at December 31, 1998. Actual results may differ materially.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The historical financial statements have not been restated to give retroactive effect to the sale of the DivCom business because that transaction is subject to stockholder approval and therefore does not meet the measurement date criteria for discontinued operations. The unaudited pro forma financial statements have been prepared to give effect to the sale of the DivCom business as if the transaction had taken place on January 1, 1998.

     The following unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations of future periods or the results that actually would have been realized had the Semiconductor business been a separate company during the specified periods. The pro forma financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of C-Cube Microsystems, including the notes thereto, included herein or incorporated herein by reference. See "Where You Can Find More Information" on page F-31.

     The following pro forma financial statements give effect to the proposed spin-off of the DiviCom business. The financial statements of the Semiconductor business exclude the results of operations and financial position of the DiviCom business, which will be spun-off. The pro forma adjustments are preliminary and based on management's estimates. In addition, management is in the process of assessing and formulating its business plans. Management does not know the exact amount of the restructuring costs but does not believe that they will be material. Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, final pro forma adjustments may differ materially from those presented in these pro forma financial statements.

     The pro forma balance sheet assumes that the spin-off took place on September 30, 1999. The pro forma statement of operations assumes the spin-off took place as of the beginning of January 1, 1998.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999

                                                         C-CUBE                               SEMICONDUCTOR
                                                   MICROSYSTEMS, INC.     PRO FORMA             PRO FORMA
                                                       HISTORICAL        ADJUSTMENTS           AS ADJUSTED
                                                   ------------------    -----------          -------------
                     ASSETS
Current assets:
  Cash and equivalents...........................       $117,098          $ (73,068)(1)(2)(3)   $ 44,030
  Short-term investments.........................        160,275            (11,932)(1)          148,343
  Accounts receivable, net of allowances.........         61,046            (52,504)(1)            8,542
  Inventories....................................         12,373             (9,948)(1)            2,425
  Deferred income taxes..........................         11,723             (9,190)(1)(5)         2,533
  Other current assets...........................         14,914             (6,174)(1)            8,740
                                                        --------          ---------             --------
          Total current assets...................        377,429           (162,816)             214,613
Property and equipment -- net....................         33,881            (14,063)(1)           19,818
Production capacity rights.......................          5,164                 --                5,164
Distribution rights -- net.......................          1,359                 --                1,359
Purchased technology -- net......................          5,139             (2,595)(1)            2,544
Other assets.....................................          1,995               (499)(1)            1,496
                                                        --------          ---------             --------
          Total..................................       $424,967          $(179,973)            $244,994
                                                        ========          =========             ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................       $ 24,356          $ (11,592)(1)         $ 12,764
  Accrued liabilities............................         31,195             (2,615)(1)(4)        28,580
  Income taxes payable...........................         12,162             (6,649)(1)            5,513
  Deferred revenue...............................          5,537             (5,537)(1)               --
  Current portion of long-term obligations.......            368                (11)(1)              357
                                                        --------          ---------             --------
          Total current liabilities..............         73,618            (26,404)              47,214
Long-term obligations............................         20,150                (48)(1)           20,102
Deferred income taxes............................          3,230             (2,545)(1)              685
                                                        --------          ---------             --------
          Total liabilities......................         96,998            (28,997)              68,001
                                                        --------          ---------             --------
Minority interest in subsidiary..................            409                 --                  409
Stockholders' equity:
  Preferred stock................................             --                 --                   --
  Common stock...................................        270,932            (36,100)(2)          234,832
  Accumulated other comprehensive loss...........         (1,992)                27(1)            (1,965)
  Retained earnings (deficit)....................         58,620           (114,903)(1)(4)(5)    (56,283)
                                                        --------          ---------             --------
          Total stockholders' equity.............        327,560           (150,976)             176,584
                                                        --------          ---------             --------
          Total..................................       $424,967          $(179,973)            $244,994
                                                        ========          =========             ========

                   PRO FORMA STATEMENT OF CONSOLIDATED INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                      C-CUBE                             SEMICONDUCTOR
                                                MICROSYSTEMS, INC.     PRO FORMA           PRO FORMA
                                                    HISTORICAL        ADJUSTMENTS         AS ADJUSTED
                                                ------------------    -----------        -------------
Net revenues:.................................       $291,922          $(133,821)(1)       $158,101
                                                     --------          ---------           --------
Costs and expenses:
  Cost of product revenues....................        130,947            (67,852)(1)         63,095
  Research and development....................         61,659            (21,820)(1)         39,839
  Selling, general and administrative.........         50,677            (20,595)(1)(4)      30,082
                                                     --------          ---------           --------
          Total...............................        243,283           (110,267)           130,014
                                                     --------          ---------           --------
Income from operations........................         48,639            (23,554)            28,173
Other income:
  Interest income and other...................          7,084               (967)(1)          6,117
  Interest expense and other..................             --                 --                 --
                                                     --------          ---------           --------
          Total...............................          7,084               (967)             6,117
Income before income taxes, minority interest
  and extraordinary item......................         55,723            (24,521)            34,290
Income tax expense............................         16,717             (7,088)(1)          9,629
                                                     --------          ---------           --------
Income before minority interest and
  extraordinary item..........................         39,006            (17,433)            24,661
Minority interest in net income of
  subsidiary..................................            381                 --                381
                                                     --------          ---------           --------
Income before extraordinary item..............         38,625            (17,433)            24,280
Extraordinary gain on repurchase of
  convertible notes (net of tax)..............             33                 --                 33
                                                     --------          ---------           --------
Net income....................................       $ 38,658          $ (17,433)          $ 24,313
                                                     ========          =========           ========
Basic earnings per share:
  Income before extraordinary item............       $   0.98                              $   0.62
  Extraordinary item (net of tax).............           0.00                                  0.00
                                                     --------                              --------
  Net income..................................       $   0.98                              $   0.62
                                                     ========                              ========
Diluted earnings per share:
  Income before extraordinary item............       $   0.91                              $   0.58
  Extraordinary item (net of tax).............       $   0.00                                  0.00
                                                     --------                              --------
  Net income..................................       $   0.91                              $   0.58
                                                     ========                              ========
Shares:
  Basic.......................................         39,368                                39,368
                                                     ========                              ========
  Diluted.....................................         43,224                                41,835
                                                     ========                              ========

                   PRO FORMA STATEMENT OF CONSOLIDATED INCOME
                          YEAR ENDED DECEMBER 31, 1998

                                                     C-CUBE                              SEMICONDUCTOR
                                               MICROSYSTEMS, INC.     PRO FORMA            PRO FORMA
                                                   HISTORICAL        ADJUSTMENTS          AS ADJUSTED
                                               ------------------    -----------      -------------------
Net revenues:................................       $351,797          $(142,715)(1)        $209,082
                                                    --------          ---------            --------
Costs and expenses:
  Cost of product revenues...................        160,839            (75,088)(1)          85,751
  Research and development...................         74,031            (21,449)(1)          52,582
  Selling, general and administrative........         60,512            (22,559)(1)          37,953
                                                    --------          ---------            --------
          Total..............................        295,382           (119,096)            176,286
                                                    --------          ---------            --------
Income from operations.......................         56,415            (23,619)             32,796
Other income:
  Interest income and other..................          8,511             (1,784)(1)           6,727
  Interest expense and other.................         (4,272)                33              (4,239)
                                                    --------          ---------            --------
          Total..............................          4,239             (1,751)              2,488
Income before income taxes, minority interest
  and extraordinary item.....................         60,654            (25,370)             35,284
Income tax expense...........................         18,196             (8,390)(1)           9,806
                                                    --------          ---------            --------
Income before minority interest and
  extraordinary item.........................         42,458            (16,980)             25,478
Minority interest in net loss of
  subsidiary.................................           (337)                --                (337)
                                                    --------          ---------            --------
Income before extraordinary item.............         42,795            (16,980)             25,815
Extraordinary gain on repurchase of
  convertible notes (net of tax).............          3,494                 --               3,494
                                                    --------          ---------            --------
Net income...................................       $ 46,289          $ (16,980)           $ 29,309
                                                    ========          =========            ========
Basic earnings per share:
  Income before extraordinary item...........       $   1.14                               $   0.69
  Extraordinary item (net of tax)............           0.09                                   0.09
                                                    --------                               --------
  Net income.................................       $   1.24                               $   0.78
                                                    ========                               ========
Diluted earnings per share:
  Income before extraordinary item...........       $   1.11                               $   0.67
  Extraordinary item (net of tax)............           0.09                                   0.09
                                                    --------                               --------
  Net income.................................       $   1.19                               $   0.76
                                                    ========                               ========
Shares:
  Basic......................................         37,382                                 37,382
                                                    ========                               ========
  Diluted....................................         40,754                                 38,729
                                                    ========                               ========

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. To carve out results of operations and assets and liabilities associated with the DiviCom business.

2. To adjust for estimated cash inflows from stock the exercise of stock options and the related tax benefit, and the estimated cash outflows associated with the transfer of cash to Harmonic upon the consummation of the merger agreement.

3. To record the estimated taxes expected to be incurred upon the distribution of Semiconductor.

4. To record estimated direct expenses related to the merger.

5. In connection with the distribution, Semiconductor may be able to achieve a tax basis step up in certain domestic assets. To the extent this is achieved, Semiconductor will record a deferred tax asset with an offset in equity that is not yet recorded in these proforma adjustments.

                                   MANAGEMENT

     The following table lists the names, ages and positions of all directors and executive officers of Semiconductor as of the distribution date. There are no family relationships between any director or executive officer and any other director or executive officer of Semiconductor. Executive officers serve at the discretion of the board of directors.

                  NAME                     AGE                        POSITION
                  ----                     ---                        --------
Alexandre A. Balkanski, Ph.D.............  39    Director
Fred Brown...............................  55    Senior Vice President of Worldwide Sales
Richard Foreman..........................  45    Vice President, Chief Information Officer and
                                                 Corporate Secretary
Baryn S. Futa............................  44    Director
Donald McKinney..........................  49    Director
Umesh Padval.............................  41    President, Chief Executive Officer and Director
Gregorio Reyes...........................  58    Director
T. J. Rodgers............................  51    Director
Donald T. Valentine......................  67    Director and Chairman
Walt Walczykowski........................  50    Vice President, Finance and Chief Financial Officer

     Dr. Alexandre Balkanski co-founded C-Cube Microsystems in July 1988 and served as President and Chief Executive Officer from July 1995 until the distribution date. He had previously served as C-Cube Microsystems' Executive Vice President and Chief Operating Officer. Prior to joining C-Cube Microsystems, Dr. Balkanski co-founded and served as President of Diamond Devices, a semiconductor company specializing in Digital Signal Processing
(DSP). Dr. Balkanski was elected to the Board of Directors of C-Cube Microsystems in April 1993. He serves as an outside director on the board of PMC-Sierra, Inc., a semiconductor company. Dr. Balkanski has a B.A. in physics from Harvard College, and an M.S. in physics and a Ph.D. in business economics from Harvard University.

     Mr. Brown joined C-Cube Microsystems in December of 1993 as Director of Asia Pacific Sales, and was named Vice President in November 1995. Mr. Brown was promoted to Vice President, Worldwide Sales in May 1998 and Senior Vice President in November 1998. Prior to joining C-Cube Microsystems, he spent eleven years at LSI Logic, most recently as Vice President, Asia Pacific Sales located in Hong Kong. Mr. Brown holds a BSEE degree from Carnegie Institute of Technology (now Carnegie Mellon University).

     Mr. Foreman joined C-Cube Microsystems in November 1994 as Director of Information Technology. In January 1996 he was appointed Vice President, Chief Information Officer and Corporate Secretary. During 1994, Mr. Foreman was Vice President of the Intouch Group and an information systems consultant to Sybase Corporation. From April 1983 to January 1994, Mr. Foreman held management positions at Cypress Semiconductor, including Corporate Controller and Director of Information Systems. Mr. Foreman holds a B.S., with honors, in Mechanical Engineering from Villanova University, an M.S. in Systems Engineering from the University of Pennsylvania and an M.B.A. from the Wharton Graduate School.

     Mr. Futa has served on the Board of Directors since February 1994. In July 1996, he founded MPEG LA, LLC, a company which was formed to provide licensing access to essential MPEG-2 intellectual property to users of the technology, where he currently serves as Manager and Chief Executive Officer. From September 1988 to June 1996, he served as the Executive Vice President and Chief Operating Officer of Cable Television Laboratories, Inc., a research and development consortium of cable television system operators.

     Mr. McKinney has served on the Board of Directors since February 1997. Mr. McKinney, the founder of International Network Services, a network service provider, served as President and Chief Executive Officer and Director of International Network Services from its date of inception in August 1991 until January 1996, and has since served as Chairman of the Board and Chief Executive Officer until July 1998, when he chose to be C-Cube Microsystems' Chairman. Mr. McKinney served as the Vice President of Sales and Marketing of Electronics for Imaging Inc., a provider of hardware and software products for the digital color imaging market, from May 1989 to February 1991. Mr. McKinney was the founding Vice President of Sales, Marketing and Customer Service at Silicon Graphics, Inc. Later Mr. McKinney opened Silicon Graphics' international operations and subsequently was General Manager of its OEM Subsystems Division. Mr. McKinney worked for Silicon Graphics, Inc. from January 1982 to May 1987. Mr. McKinney has also served in various sales, management and consulting positions at Sequoia Capital, Chromatics and International Business Machines Corporation.

     Mr. Padval begins to serve as President, Chief Executive Officer and Director as of the distribution date. Mr. Padval joined C-Cube Microsystems as President of C-Cube Microsystems' Semiconductor division in October 1998. He has over 15 years of broad management experience in the semiconductor industry. His management experience includes business unit, marketing, sales and engineering positions at VLSI Technology and Advanced Micro Devices. Prior to joining C-Cube Microsystems, Mr. Padval served as Senior Vice President and General Manager of the Consumer Digital Entertainment division at VLSI Technology, Inc from May 1997 to October 1998. In this position he managed marketing, engineering, applications and operational aspects of the division which focused on providing solutions into global digital set-top box deployments. From August 1994 to May 1997, Mr. Padval served as Vice President and General Manager for VLSI's Computing Solutions division, which focused on the PC, workstation, mass storage and peripherals market. Before joining VLSI Technology, Mr. Padval worked for Advanced Micro Devices where he held variety of marketing and engineering positions. Mr. Padval holds a bachelor of technology from Indian Institute of Technology in Bombay, an M.S. degree from Pennsylvania State University and an M.S. degree from Stanford University.

     Mr. Reyes has served on the Board of Directors since July 1992. Since August 1994, Mr. Reyes has been a private investor and management consultant. From September 1990 to August 1994, he served as Chairman and Chief Executive Officer of Sunward Technologies, Inc., a provider of rigid disk magnetic recording head products for the data storage industry. From March 1986 to August 1990, Mr. Reyes was Chairman and Chief Executive Officer of American Semiconductor Equipment Technologies. Since January 1995, Mr. Reyes has served as Chairman of the Board of Sync Research. Mr. Reyes also serves as a director of Diamond Multimedia and several privately-held companies.

     Mr. Rodgers has served on the Board of Directors since January 1994. He founded Cypress Semiconductor Corporation in 1983, where he currently serves as President, Chief Executive Officer and a director.

     Mr. Valentine has served as Chairman of the Board of Directors since December 1992. He has been a General Partner of Sequoia Capital, a venture capital firm, since 1974. Mr. Valentine is also Chairman of the Board of Network Appliance, Inc. and Vice Chairman of the Board of Cisco Systems, Inc.

     Mr. Walczykowski joined C-Cube Microsystems as Corporate Controller in September 1995, bringing nineteen years of financial management experience. He was promoted to Vice President of Finance and Chief Financial Officer in July 1998. Prior to joining C-Cube Microsystems, Mr. Walczykowski served, from January 1989 to August 1995, as Corporate Controller for Zycad Corporation, a provider of technology and services to designers of integrated circuits and systems. Since starting his career at Arthur Young and Company in San Francisco, Mr. Walczykowski has held key positions at several Northern California high tech companies including Measurex, Dataproducts Corporation, Triad Systems and Friden Alcatel. Mr. Walczykowski holds an M.B.A. and a B.S. in Accounting from San Jose State University.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of the Chief Executive Officer of C-Cube Microsystems and the four other most highly compensated executive officers of C-Cube Microsystems as of December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION             LONG-TERM
                                    -----------------------------------    COMPENSATION
                                                           OTHER ANNUAL       AWARDS        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY     BONUS(1)    COMPENSATION     OPTIONS(#)     COMPENSATION
---------------------------  ----   -------    --------    ------------    ------------    ------------
Alexandre A. Balkanski.....  1998   216,329    294,250        6,975(2)       200,000            0
President and Chief          1997   207,500     79,744        5,400(2)       400,000            0
  Executive Officer          1996   199,999    487,153        5,400(2)       150,000            0
Frederick Brown IV.........  1998   173,752(3) 205,557(4)     7,200(2)        95,000            0
  Senior Vice President,     1997   150,000(3) 101,992        7,200(2)       100,000            0
  Worldwide Sales            1996   120,000(3) 238,786        7,200(2)        30,000            0
Tom Lookabaugh.............  1998   232,814    142,906            0          210,600(8)         0
  President of DiviCom
  Inc.,                      1997   180,000(5)  45,000            0          127,000(8)         0
  a wholly-owned subsidiary  1996    50,000(6) 346,310(7)         0          126,900(8)         0
  of the Company
Richard Foreman............  1998   172,500     88,275            0           20,000            0
  Vice President, Chief      1997   161,250     21,930            0           40,000            0
  Information Officer        1996   146,250    168,105            0          100,000            0
  and Corporate Secretary
Walter Walczykowski........  1998   151,016(9)  62,130            0          100,284            0
  Vice President, Finance    1997   122,382(9)  20,606            0           13,327            0
  and Chief Financial
  Officer                    1996   113,661(9)  79,453            0                0            0

---------------
 (1) The amounts shown under the Bonus column represents cash bonuses earned for the indicated fiscal years.

 (2) Consists of car allowances.

 (3) Mr. Brown has served as Senior Vice President, Worldwide Sales since November 1998. Mr. Brown's compensation for the period prior to his appointment to Senior Vice President, Worldwide Sales includes compensation he received while serving as Vice President, Worldwide Sales from May 1998 to November 1998, and while serving as Vice President, Asia Pacific Sales for the period prior.

 (4) Includes a retention bonus of $100,000, of which $50,000 will be vested on December 31, 1999 and $50,000 vested on December 31, 2000, provided Mr. Brown is an employee of the Company on those dates.

 (5) Mr. Lookabaugh has served as President of DiviCom Inc. since December 1997. Mr. Lookabaugh's compensation for the period prior to his appointment to President of DiviCom includes compensation he received while serving as Senior Vice President and General Manager of DiviCom from March 1997 to December 1997, and while serving as Vice President of Marketing of DiviCom for the period prior.

 (6) Mr. Lookabaugh's salary is shown for the period subsequent to C-Cube's acquisition of DiviCom on August 28, 1996. Mr. Lookabaugh's salary for the period prior to the acquisition was $101,876.

 (7) Includes a bonus of $200,000 granted on August 28, 1996, in connection with the Company's acquisition of DiviCom Inc. Mr. Lookabaugh was not a director, officer or employee of the Company prior to this date.

(8) Includes options granted to Mr. Lookabaugh's spouse, a former employee of the Company, deemed to be beneficially owned by Mr. Lookabaugh.

(9) Mr. Walczykowski has served as Vice President, Finance and Chief Financial Officer since July 1998. Mr. Walczykowski's compensation for the period prior to his appointment to Vice President of Finance and Chief Financial Officer includes compensation he received while serving as Senior Director of Finance from April 1998 to July 1998, and while serving as Corporate Controller for the period prior.

     The Company does not have employment contracts with any of the persons named in the Summary Compensation Table, or any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service.

STOCK OPTION GRANTS

     The following table provides the specified information concerning grants of options to purchase C-Cube Microsystems' common stock made during the fiscal year ended December 31, 1998 to the persons named in the Summary Compensation
Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS IN FISCAL 1998          POTENTIAL REALIZABLE
                                    ----------------------------------------------     VALUE AT ASSUMED
                                              % OF TOTAL                                 ANNUAL RATES
                                                OPTIONS                                 OF STOCK PRICE
                                              GRANTED TO    EXERCISE                   APPRECIATION FOR
                                    OPTIONS    EMPLOYEES     OR BASE                    OPTION TERM(2)
                                    GRANTED    IN FISCAL      PRICE     EXPIRATION   ---------------------
               NAME                   (#)        YEAR       ($/SH)(1)      DATE        5%($)      10%($)
               ----                 -------   -----------   ---------   ----------   ---------   ---------
Alexandre A. Balkanski............  200,000       3.8        18.5625     04/01/08    2,334,771   5,916,769
Frederick Brown IV................   20,000       0.4        18.5625     04/01/08      233,477     591,677
Frederick Brown IV................   75,000       1.4        17.8750     11/02/08      843,112   2,136,611
Tom Lookabaugh....................   75,000       1.4        18.5625     04/01/08      875,539   2,218,788
Tom Lookabaugh....................  125,000       2.4        16.8750     10/27/08    1,326,575   3,361,801
Tom Lookabaugh (3)................    2,600      0.05        18.5625     04/01/08       30,352      76,918
Tom Lookabaugh (3)................    8,000       0.2        14.8125     09/01/08       74,524     188,858
Richard Foreman...................   20,000       0.4        18.5625     04/01/08      233,477     591,677
Walter Walczykowski...............    3,900       0.1        18.5625     04/01/08       45,528     115,377
Walter Walczykowski...............   21,384       0.4        18.5625     04/01/08      249,634     632,621
Walter Walczykowski...............   75,000       1.4        19.5000     07/16/08      919,758   2,330,848

---------------
(1) Options were granted at an exercise price equal to the fair market value per share of C-Cube's Common Stock as of the date of the grant.

(2) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to date.

(3) Represents options granted to Mr. Lookabaugh's spouse, a former employee of the Company, deemed to be beneficially owned by Mr. Lookabaugh.

STOCK OPTION EXERCISES

     The following table provides the specified information concerning exercises of options to purchase C-Cube Microsystems' common stock in the fiscal year ended December 31, 1998, and unexercised options held as of December 31, 1998, by the persons named in the Summary Compensation Table:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                                                          VALUE OF UNEXERCISED
                                                                                              IN-THE-MONEY
                                                                                         OPTIONS AT 12/31/98(2)
                                                            NUMBER OF UNEXERCISED      ---------------------------
                                  SHARES       VALUE         OPTIONS AT 12/31/98
                                ACQUIRED ON   REALIZED   ---------------------------   EXERCISABLE   UNEXERCISABLE
             NAME                EXERCISE      ($)(1)    EXERCISABLE   UNEXERCISABLE       ($)            ($)
             ----               -----------   --------   -----------   -------------   -----------   -------------
Alexandre A. Balkanski........       0           0         722,085        551,667      10,209,600      3,268,547
Frederick Brown IV............       0           0         104,733        189,385       1,349,001      1,543,532
Tom Lookabaugh (3)............       0           0         121,897        355,903       1,150,337      3,069,900
Richard Foreman...............       0           0         115,697        104,303       1,491,489        773,511
Walter Walczykowski...........       0           0          35,162        108,449         264,653        851,210

---------------
(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2) Based upon the market price of $27.125 per share, which was the closing price per share of Common Stock on the Nasdaq National Market on December 31, 1998, less the option exercise price payable per share.

(3) Includes options held by Mr. Lookabaugh's spouse, a former employee of the Company, deemed to be beneficially owned by Mr. Lookabaugh.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of October 31, 1999, with respect to the beneficial ownership of C-Cube Microsystems common stock by
(i) all persons known by C-Cube Microsystems to be the beneficial owners of more than 5% of the outstanding common stock of C-Cube Microsystems, (ii) each director of Semiconductor, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of Semiconductor as of December 31, 1999, whose salary and incentive compensation for the fiscal year ended December 31, 1999 exceeded $100,000, and (iv) all executive officers and directors of Semiconductor as a group:

                                                                       SHARES OWNED
                                                                --------------------------
                                                                NUMBER OF    PERCENTAGE OF
FIVE-PERCENT STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS(1)   SHARES          CLASS
--------------------------------------------------------------  ---------    -------------
FIVE-PERCENT STOCKHOLDERS:
Entities affiliated with J. & W. Seligman & Co.
Incorporated(2)..............................................   4,574,900        10.8%
  100 Park Avenue -- 8th Floor New York, New York 10017
DIRECTORS AND EXECUTIVE OFFICERS:
Alexandre A. Balkanski(3)....................................   1,235,525         2.9%
Donald T. Valentine(4).......................................   1,128,247         2.7%
Frederick Brown IV(5)........................................     163,139           *
Richard Foreman(6)...........................................     158,652           *
T. J. Rodgers(7).............................................     139,482           *
Umesh Padval(8)..............................................     135,388           *
Walter Walczykowski(9).......................................      73,303           *
Baryn S. Futa(10)............................................      70,002           *
Donald McKinney(11)..........................................      38,852           *
Gregorio Reyes(12)...........................................      37,991           *
All executive officers and directors as a group (10
  persons)(13)...............................................   3,180,581         7.5%

---------------
  *  Represents less than 1%

 (1) The persons named in this table have the sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the business address of each of the beneficial owners listed in this table is 1778 McCarthy Boulevard, Milpitas, California 95035.

 (2) Based on a filing with the Securities and Exchange Commission dated October 7, 1999, reporting beneficial ownership as of October 7, 1999. This joint filing was made by J. & W. Seligman & Co. Incorporated (JWS) on behalf of Seligman Communications and Information Fund, Inc. (the Fund) and William
     C. Morris. The filing states that Mr. Morris is the owner of the majority of outstanding voting securities of JWS, and that JWS is the investment advisor to the Fund; therefore, the 4,574,900 shares held by JWS are deemed to be beneficially owned by Mr. Morris.

 (3) Includes 947,085 shares subject to options that are presently exercisable or will become exercisable within 60 days of October 31, 1999.

 (4) Includes 43,332 shares subject to options that are presently exercisable or will become exercisable within 60 days of October 31, 1999. Mr. Valentine is a general partner of certain entities affiliated with Sequoia Capital and, therefore, may be deemed to beneficially own the 920,687 shares of Common Stock held by such entities. However, Mr. Valentine disclaims beneficial ownership of all such shares held by entities affiliated with Sequoia Capital, except those shares as to which he has a direct pecuniary interest.

 (5) Includes 158,247 shares subject to options that are presently exercisable or will become exercisable within 60 days of October 31, 1999.

 (6) Includes 148,485 shares subject to options that are presently exercisable or will become exercisable within 60 days of October 31, 1999.

 (7) Includes 135,624 shares subject to options that are presently exercisable or will become exercisable within 60 days of October 31, 1999.

 (8) Includes 133,334 shares subject to options that are presently exercisable or will become exercisable within 60 days of October 31, 1999.

 (9) Includes 69,460 shares subject to options that are presently exercisable or will become exercisable within 60 days of October 31, 1999.

(10) Includes 70,000 shares subject to options that are presently exercisable or will become exercisable within 60 days of October 31, 1999.

(11) Includes 37,500 shares subject to options that are presently exercisable or will become exercisable within 60 days of October 31, 1999.

(12) Includes 33,332 shares subject to options that are presently exercisable or will become exercisable within 60 days of October 31, 1999.

(13) Includes an aggregate of 1,776,399 shares subject to options that are presently exercisable or will become exercisable by all executive officers and directors as a group within 60 days of October 31, 1999, including those shares listed in footnotes 3-12.

           ARRANGEMENTS BETWEEN C-CUBE MICROSYSTEMS AND SEMICONDUCTOR

     We have provided below a summary description of the master separation and
distribution agreement, effective as of                , or the separation
agreement, and the key related agreements. This description, which summarizes the material terms of such agreements, is not complete. You should read the full text of these agreements, which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     The master separation and distribution agreement contains the key provisions relating to the separation and the distribution.

     The Separation.  The separation is scheduled to occur on or around
               . On or before the separation date, C-Cube Microsystems and Semiconductor will sign the general assignment and assumption agreement which provides for the transfer to Semiconductor (or companies to be owned by Semiconductor) of assets and liabilities from C-Cube Microsystems, effective on the separation date. C-Cube Microsystems will deliver additional agreements governing various interim and ongoing relationships between C-Cube Microsystems and us following the separation date. The ancillary agreements include:

     - a general assignment and assumption agreement;

     - an employee matters agreement;

     - a tax sharing agreement;

     - a transitional services agreement;

     - a real estate matters agreement;

     - a master confidential disclosure agreement; and

     - an indemnification and insurance matters agreement.

To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these agreements govern. These agreements are described more fully below.

     Cash to be Transferred to Semiconductor. C-Cube Microsystems will provide to Semiconductor all cash of C-Cube Microsystems and its subsidiaries (other than Semiconductor) other than the following amounts which will be retained by C-Cube Microsystems:

     - sixty million dollars ($60,000,000);

     - cash to pay all taxes of C-Cube Microsystems and its subsidiaries accrued through the separation date (but not including taxes related to the spin-off of Semiconductor);

     - cash in an amount sufficient to pay the fees and expenses associated with the transactions contemplated by the merger agreement, including, but not limited to, the fees and expenses of C-Cube Microsystems' investment bankers, attorneys, accountants and other professional advisors;

     - cash to pay the corporate tax liability arising in connection with the spin-off of Semiconductor; and

     - cash in an amount sufficient to make all severance payments to any employee of C-Cube Microsystems who will not be employed by either Semiconductor or Harmonic after the merger.

     The Distribution. On or prior to the date the distribution is effective, C-Cube Microsystems intends to distribute the shares of common stock of Semiconductor that C-Cube Microsystems holds to C-Cube Microsystems stockholders on a pro rata basis. C-Cube Microsystems may, in its sole discretion, change the distribution date. C-Cube Microsystems intends to consummate the distribution only if the following conditions are met (any of which may be waived by C-Cube Microsystems):

     - all required government approvals must be in effect; and

     - no legal restraints must exist preventing the distribution.

     Covenants Between C-Cube Microsystems and Semiconductor. In addition to signing documents that transfer control and ownership of various assets and liabilities of C-Cube Microsystems relating to our business, we have agreed with C-Cube Microsystems to enter into additional service level agreements, exchange information, engage in certain auditing practices and resolve disputes in particular ways.

     Information Exchange. Both C-Cube Microsystems and we have agreed to share information with each other, at no cost to the requesting party, for the following purposes, unless the sharing would be commercially detrimental:

     - Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.

     - Each party will retain records that may be beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records.

     - Each party will do its best to provide the other party with personnel, directors, officers or agents who may be used as witnesses in legal proceedings.

     Dispute Resolution. If problems arise between us and C-Cube Microsystems, we have agreed to the following procedures:

     - The parties will make a good faith effort to first resolve the dispute through negotiation.

     - If negotiations fail, the parties agree to attempt to resolve the dispute through non-binding mediation.

     - If mediation fails, the parties can resort to litigation. In addition, nothing prevents either party acting in good faith from initiating litigation at any time if failure to do so would substantially disadvantage the party.

     Termination of the Agreement. Both C-Cube Microsystems and Semiconductor must agree to terminate the separation agreement and all ancillary agreements at any time between the closing of this offering and the distribution.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

     The general assignment and assumption agreement identifies the assets C-Cube Microsystems will transfer to us and the liabilities we will assume from C-Cube Microsystems in the separation. The agreement also describes when and how these transfers and assumptions will occur.

     Asset Transfer. Effective on the separation date, C-Cube Microsystems will transfer the following assets to us, except as provided in an ancillary agreement or other agreement:

     - all assets reflected on our unaudited consolidated balance sheet as of September 30, 1999, minus any assets disposed of after September 30, 1999;

     - all written off, expensed or fully depreciated assets that would have appeared on our balance sheet as of September 30, 1999 if we had not written off, expensed or fully depreciated them;

     - all assets that C-Cube Microsystems acquired after September 30, 1999 that would have appeared in our financial statements as of the separation date if we prepared such financial statements using the same principles we used in preparing our balance sheet dated September 30, 1999;

     - all assets that our business primarily uses as of the separation date but are not reflected in our balance sheet as of September 30, 1999 due to mistake or omission;

     - all claims or other rights of C-Cube Microsystems or the Semiconductor business that primarily relate to the Semiconductor business;

     - all rights under all contracts in which C-Cube Microsystems is a party or by which any of its assets is bound;

     - all computers, desks, equipment and other assets used primarily by employees of C-Cube Microsystems who will become our employees due to the separation;

     - all accounts receivable and other rights to payment for goods and services payable to C-Cube Microsystems as of the separation date;

     - all rights in the trade and service marks and domain names incorporating or based on the name "C-CUBE";

     - all Intellectual Property owned or transferable by C-Cube Microsystems or Semiconductor that arises out of the activities of, or that is primarily related to, Semiconductor, including all Intellectual Property listed on
       Schedule                to this agreement, and all rights to sue for,
       recover and retain any damages from any third party's infringement of any such Intellectual Property rights;

     - cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

     - all outstanding shares of all subsidiaries conducting Semiconductor business that are currently owned directly by C-Cube Microsystems;

     - specified rights under existing insurance policies; and

     - other specified assets.

     Excluded Assets. The general assignment and assumption agreement also provides that C-Cube Microsystems will not transfer certain assets to us, including the C-Cube Microsystems registered intellectual property as set forth in the merger agreement related to the DiviCom business.

     Assumption of Liabilities. Effective on the separation date, we will assume the following liabilities from C-Cube Microsystems, except as provided in an ancillary agreement or other agreement:

     - all liabilities reflected as liabilities on our unaudited consolidated balance sheet as of September 30, 1999, minus any liabilities that were discharged after such date of the balance sheet;

     - all liabilities of C-Cube Microsystems that arise after September 30, 1999, that would have appeared in our financial statements as of the separation date if we prepared such financial statements using the same principles we used in preparing our balance sheet of Semiconductor as of September 30, 1999;

     - all liabilities that are primarily related to or primarily arise out of our business, or the operation of any business conducted by us, at the separation date but are not reflected in our balance sheet as of September 30, 1999 due to mistake or omission;

     - any liability of C-Cube Microsystems or Semiconductor that primarily related to the semiconductor business.

     - all liabilities (other than taxes) primarily resulting from the operation of our business, or resulting from any asset that C-Cube Microsystems transferred to us;

     - all liabilities arising out of specified terminated, divested or discontinued businesses and operations specifically set forth in the merger agreement;

     - all fees and expenses of C-Cube Microsystems incurred in connection with the merger;

     - all accounts payable and other obligations of payment for goods or services purchased, leased or otherwise received in the conduct of the semiconductor business;

     - all employee compensation liabilities relating to employees of the semiconductor business;

     - all severance payments and related liabilities arising out of the termination of employees that will not continue to be employed by either Semiconductor or Harmonic; and

     - other specified liabilities.

     Excluded Liabilities. The general assignment and assumption agreement provides that we will not assume specified liabilities, including:

     - all liabilities to the extent that it is covered by a C-Cube Microsystems insurance policy under which the Semiconductor business is not entitled to benefits;

     - all liabilities of pre-sale or pre-spin-off taxes not attributable to the Semiconductor business; and

     - all agreements and obligations of C-Cube Microsystems under the agreements governing the distribution.

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

     Terms of Other Ancillary Agreements Govern. To the extent that another ancillary agreement expressly provides for the transfer of an asset or an assumption of a liability, the terms of such other ancillary agreement will determine the manner of the transfer and assumption.

     Obtaining Approvals and Consents. The parties agree to use all reasonable efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts that will be transferred in the separation.

     Nonrecurring Costs and Expenses. Any nonrecurring costs and expenses that are not allocated in the separation agreement or any other ancillary agreement shall be the responsibility of the party that incurs the costs and expenses.

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

     General Release of Pre-Separation Claims. Effective as of the separation date, we will release C-Cube Microsystems and its affiliates, agents, successors and assigns, and C-Cube Microsystems will release us, and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to implement the separation, the merger and the distribution. This provision will not impair a party from enforcing the separation agreement, any ancillary agreement or any arrangement specified in any of these agreements.

     Indemnification. The indemnification and insurance matters agreement also contains provisions governing indemnification. In general, we have agreed to indemnify C-Cube Microsystems and its affiliates, agents, successors and assigns from all liabilities arising from:

     - our business, any of our liabilities or any of our contracts; and

     - any breach by us of the separation agreement or any ancillary agreement.

     C-Cube Microsystems has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from:

     - C-Cube Microsystems' business other than the businesses transferred to us pursuant to the separation; and

     - any breach by C-Cube Microsystems of the separation agreement or any ancillary agreement.

     The indemnifying party will make all indemnification payments net of insurance proceeds that the indemnified party receives. The agreement also contains provisions governing notice and indemnification procedures.

  Employee Matters Agreement

     Semiconductor and C-Cube Microsystems will enter into an employee matters agreement to allocate assets, liabilities and responsibilities relating to current [and former] employees of Semiconductor and their participation in the benefit plans, including stock plans, that C-Cube Microsystems currently sponsors and maintains.

     All eligible Semiconductor employees will continue to participate in the C-Cube Microsystems benefit plans on comparable terms and conditions to those for C-Cube Microsystems employees until Semiconductor establishes comparable benefit plans for current [and former] Semiconductor employees. Semiconductor intends to establish these plans no later than the time of the distribution.

     Once Semiconductor establishes its own corresponding benefit plans, Semiconductor may modify or terminate each such plan in accordance with the terms of the plan and Semiconductor policies. No Semiconductor benefit plan will provide benefits that overlap benefits under the corresponding C-Cube Microsystems benefit plan at the time of the distribution. Each Semiconductor benefit plan will provide that all service, compensation and other benefit determinations that, as of the distribution, were recognized under the corresponding C-Cube Microsystems benefit plan will be taken into account under that Semiconductor benefit plan.

     Each Semiconductor benefit plan will assume any liabilities under the corresponding C-Cube Microsystems benefit plan for Semiconductor active and former employees. Assets relating to the employee liabilities

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

will also be transferred to Semiconductor or the related Semiconductor plans and trusts and other funding vehicles associated with Semiconductor's benefit plans.

     Options. All vested options to purchase C-Cube Microsystems common stock held by Semiconductor employees will terminate on the date of the separation. All unvested options to purchase C-Cube Microsystems common stock held by Semiconductor employees will be replaced with substitute options to purchase Semiconductor common stock, also referred to as spin-off Semiconductor options. The number of shares and the exercise price of options to purchase C-Cube Microsystems common stock that convert into spin-off Semiconductor options will be adjusted using a conversion formula. The conversion formula will be based on the closing per-share price of C-Cube Microsystems common stock on the date immediately prior to the distribution, and the first trading per-share price of Semiconductor common stock on the distribution date. The resulting spin-off Semiconductor options will maintain the original vesting provisions and option period.

     All options held by non-employee directors of C-Cube Microsystems who will become non-employee directors of Semiconductor will accelerate immediately prior to the merger with Harmonic and become exercisable for all of the shares of C-Cube Microsystems common stock then subject to the option. Immediately upon the merger, each such non-employee director option will terminate.

     Stock Purchase Plan. We anticipate that Semiconductor employees will continue to participate in the C-Cube Microsystems stock purchase plan through
January 31, 2000. On or before           ,      , Semiconductor will sponsor a
stock purchase plan that is comparable to the C-Cube Microsystems stock purchase plan.

  Tax Sharing Agreement

     C-Cube Microsystems and Semiconductor have entered into a tax sharing agreement providing for each of the party's obligations concerning various tax liabilities. Consistent with the Merger Agreement, the tax sharing agreement provides that Semiconductor will pay all federal, state, local and foreign taxes for any taxable period ending on or prior to the Effective Time and all taxes related to the distribution of the Semiconductor stock. Further, Semiconductor is obligated to indemnify C-Cube Microsystems for all increases in taxes related to the Semiconductor business prior to the spin-off or taxes incurred in connection with the spin-off.

     The tax sharing agreement further provides for cooperation with respect to tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party.

  Real Estate Matters Agreement

     The real estate matters agreement addresses real estate matters relating to the C-Cube Microsystems properties that C-Cube Microsystems will transfer to or share with Semiconductor. The agreement describes the manner in which C-Cube Microsystems will transfer to or share with Semiconductor various leased properties, including the following types of transactions:

     - assignments to Semiconductor of C-Cube Microsystems's leases for specified leased properties; and

     - subleases back to C-Cube Microsystems by Semiconductor of portions of specified leased properties to be assigned to us.

     The real estate matters agreement includes a description of each property to be transferred to or shared with Semiconductor for each type of transaction. The standard forms of the proposed transfer documents (e.g., assignment and sublease) are contained in schedules.

     The real estate matters agreement also requires both parties to use reasonable efforts to obtain any landlord consents required for the proposed transfers of leased sites, including C-Cube Microsystems paying commercially reasonable consent fees and negotiating other commercially reasonable amendments to the leases, if required by the landlords, and Semiconductor agreeing to provide the security required under the applicable leases.

     The real estate matters agreement further provides that Semiconductor will be required to accept the transfer of all sites allocated to Semiconductor, even if a site has been damaged by a casualty before the separation date. Transfers with respect to leased sites where the underlying lease is terminated due to casualty

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

or action by the landlord prior to the separation date will not be made, and neither party will have any liability related thereto.

     The real estate matters agreement also gives the parties the right to change the allocation and terms of specified sites by mutual agreement based on changes in the requirements of the parties. The real estate matters agreement provides that all reasonable costs required to effect the transfers (including landlord consent fees and landlord attorneys' fees) will be paid by C-Cube Microsystems.

  Master Transitional Services Agreement

     Semiconductor will enter into a transitional services agreement with C-Cube Microsystems covering the provision of various transitional services, including telecommunications, networks, enterprise applications and other services by Semiconductor to C-Cube Microsystems and, if necessary in certain circumstances, vice versa. Except for the items for which substantially all of the use is by or for the benefit of the DiviCom business, all infrastructure hardware and software (including, but not limited to, telecommunications, networks, servers, desktop computers and enterprise applications, unless prohibited by a third party) shall be owned by Semiconductor. The services to be provided will generally be provided for a fee equal to the actual direct and indirect costs of providing the services plus 10%. The transition services agreement will generally have a term of [two years] or less from the date of separation.

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

                    DESCRIPTIONS OF EMPLOYEE BENEFITS PLANS

2000 STOCK PLAN

     Semiconductor intends to adopt a 2000 stock plan to provide for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The total number of shares of our common stock that Semiconductor will reserve for issuance under the 2000
stock plan equals [            ] shares[, PLUS ANNUAL INCREASES WILL BE ADDED TO
THE 2000 STOCK PLAN, BEGINNING ON [            ], EQUAL TO THE LESSER OF
[            ] SHARES, [     %] OF THE OUTSTANDING SHARES OR A LESSER AMOUNT
DETERMINED BY THE BOARD OF DIRECTORS.]

  Administration

     Semiconductor's board of directors or a committee of the board of directors will administer the 2000 stock plan. The administrator of our 2000 stock plan will have the power to determine among other things:

     - the terms of the options or stock purchase rights granted, including the exercise price of the option or stock purchase right;

     - the number of shares subject to each option or stock purchase right;

     - the exercisability of each option or stock purchase right; and

     - the form of consideration payable upon the exercise of each option or stock purchase right.

  Options

     The exercise price of all incentive stock options granted under the 2000 stock plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 2000 stock plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of Semiconductor common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 stock plan may not exceed ten years.

     During any fiscal year, each optionee may be granted options to purchase a
maximum of [            ] shares. In addition, in connection with an optionee's
initial employment with Semiconductor, such optionee may be granted an option
covering an additional [            ] shares.

     Options granted under the 2000 stock plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of Semiconductor, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. Upon the death of an optionee, vesting and exercisability of the optionee's options or stock purchase rights will accelerate on the date of death as to that number of shares which would have become vested and exercisable if optionee had remained employed until the date one year following the date of death.

  Transferability of Options

     Options and stock purchase rights granted under the 2000 stock plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by such optionee.

  Stock Purchase Rights

     In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant Semiconductor a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with Semiconductor for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of

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

any indebtedness of the purchaser to Semiconductor. The repurchase option shall lapse at a rate determined by the administrator.

  Adjustments upon Merger or Asset Sale

     The 2000 stock plan provides that in the event of a merger of Semiconductor with or into another corporation, or a sale of substantially all of Semiconductor assets, each option and stock purchase right shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the optionees will become fully vested in and have the right to exercise such options or stock purchase rights. If an option or stock purchase right becomes fully vested and exercisable in the event of a merger or sale of assets, the administrator must notify the optionee that the option or stock purchase right is fully exercisable for a period of 15 days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of the 15 day period.

  Amendment and Termination of the 2000 Stock Plan

     The administrator will have the authority to amend, suspend or terminate the 2000 stock plan, so long as no such action affects any shares of common stock previously issued and sold or any option previously granted under the 2000 stock plan. Unless terminated sooner, the 2000 stock plan will terminate automatically ten years from the date of its adoption.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Semiconductor intends to adopt a 2000 employee stock purchase plan to encourage employee stock ownership. The total number of shares of Semiconductor common stock that will be reserved for issuance under the 2000 employee stock purchase plan equals [800,000] shares, plus annual increases will be added to
the 2000 employee stock purchase plan, beginning on [               ], equal to
the lesser of [500,000] shares, [1%] of the outstanding shares or a lesser amount determined by Semiconductor's board of directors.

  Structure of the 2000 Employee Stock Purchase Plan

     The 2000 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day
on or after [               ] and [               ] of each year, except for the
first such offering period which will commence on [               AND END ON THE
LAST TRADING DAY ON OR BEFORE                .]

  Eligibility

     Employees are eligible to participate if they are customarily employed by Semiconductor or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, employees may not be granted an option to purchase stock under the 2000 employee stock purchase plan if they either:

     - immediately after grant, own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - hold rights to purchase stock under our employee stock purchase plans which exceeds $25,000 worth of stock for each calendar year.

  Purchases

     The 2000 employee stock purchase plan permits participants to purchase our common stock through payroll deductions of up to [10%] of the participant's "compensation." [COMPENSATION IS DEFINED AS THE PARTICIPANT'S BASE STRAIGHT TIME GROSS EARNINGS AND COMMISSIONS BUT EXCLUSIVE OF PAYMENTS FOR SHIFT PREMIUM, INCENTIVE COMPENSATION, INCENTIVE PAYMENTS AND OTHER COMPENSATION.] The maximum number of shares a participant may purchase during a single purchase period is [5,000] shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 purchase plan is generally 85% of the lower of the fair market value of the common stock either:

     - at the beginning of the offering period; or

     - at the end of the purchase period.

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

     In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Semiconductor.

  Transferability of Rights

     Rights granted under the 2000 employee stock purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 2000 employee stock purchase plan.

  Merger or Asset Sale

     The 2000 employee stock purchase plan provides that, in the event we merge with or into another corporation or there is a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

  Amendment and Termination of the 2000 Employee Stock Purchase Plan

     The 2000 employee stock purchase plan will terminate in 2010. Our board of directors has the authority to amend or terminate the 2000 employee stock purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2000 employee stock purchase plan.

2000 DIRECTOR OPTION PLAN

     We intend to adopt a 2000 director option plan to help attract and retain non-employee directors. The total number of shares of our common stock that we will reserve for issuance under the 2000 stock plan equals [450,000] shares[, PLUS ANNUAL INCREASES WILL BE ADDED TO THE 2000 EMPLOYEE STOCK PURCHASE PLAN,
BEGINNING ON [               ], EQUAL TO THE LESSER OF [               ] SHARES,
[     %] OF THE OUTSTANDING SHARES OR A LESSER AMOUNT DETERMINED BY OUR BOARD OF
DIRECTORS.]

  Administration

     Our board of directors or a committee of the board of directors will administer the 2000 director option plan.

  Option Grants

     The 2000 director option plan provides for an automatic initial grant of an option to purchase [40,000] shares of our common stock to each non-employee director on the date which the later of the following events occur:

     - the effective date of the 2000 director option plan, if such non-employee director does not then hold an option to acquire shares of our stock; or

     - the date when a person first becomes a non-employee director.

     After the initial grant, a non-employee director will automatically be granted subsequent options to purchase [10,000] shares of our common stock each year on his or her anniversary date, if on such date he or she is serving as a non-employee director of Semiconductor. If a non-employee director holds office on the effective date of the 1999 director option plan then his or her anniversary date is the anniversary of the effective date of the director option plan.

     Any non-employee director may waive his or her option grant by filing an irrevocable election with Semiconductor.

     Each initial option grant and each subsequent option grant shall have a term of 10 years. Generally, each option grant will vest as to 25% of the shares subject to the option on the anniversary of its date of grant and 1/48 of the shares subject to the option shall vest each month thereafter, subject to the optionee's continuous service as a director of Semiconductor. The exercise price of all options will be 100% of the fair market value per share of Semiconductor common stock on the date of grant.

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     Options granted under the 1999 director option plan must be exercised within three months of the end of the optionee's tenure as a director of Semiconductor, or within six months after such director's termination by death or disability, but in no event later than the expiration of the option's ten year term.

  Transferability of Options

     No option granted under the 1999 director option plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

  Transfer of Control

     The 1999 director option plan provides that in the event of certain transfers of control of Semiconductor within the first two years after the effective date of the director option plan, including a merger of Semiconductor with or into another corporation, or a sale of substantially all of Semiconductor's assets, the board of directors may arrange to have the successor entity to assume all outstanding options. Any options not so assumed will be cancelled. If the transfer of control occurs more than two years after the effective date of the director option plan, all outstanding options will accelerate and become immediately exercisable and vested immediately prior to such transfer of control, provided such transfer of control is actually consummated.

  Amendment and Termination of the 1999 Director Option Plan

     The administrator will have the authority to amend, suspend or terminate the 1999 director option plan, so long as no such action affects any shares of common stock previously issued and sold or any option previously granted under the 1999 director option plan. Unless terminated sooner, the 1999 director option plan will terminate automatically ten years from the effective date of this director option plan.

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                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain material federal income tax considerations of the spin-off and the merger. Insofar as this discussion relates to C-Cube Microsystems stockholders, it does not include all federal income tax considerations that may be relevant to particular C-Cube Microsystems stockholders in light of their particular circumstances, or to C-Cube Microsystems stockholders who are subject to special tax rules, such as dealers in securities, banks or other financial institutions, insurance companies, individuals who are not citizens or residents of the United States, foreign entities, or tax-exempt organizations. This discussion also assumes that C-Cube Microsystems stockholders hold their shares as capital assets, and it does not apply to C-Cube Microsystems stockholders who are subject to alternative minimum tax or mark-to-market rules, stockholders who hold their shares as part of a hedge, straddle or other risk reduction or conversion transaction, or stockholders who acquired their C-Cube Microsystems common stock through stock option or stock purchase programs or otherwise as compensation. In addition, it does not address the tax consequences of the spin-off or the merger under foreign, state or local tax laws. This discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date hereof, all of which are subject to change. Any such changes could be applied retroactively and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the spin-off and the merger to C-Cube Microsystems, Harmonic and their stockholders. No ruling has been or will be requested from the Internal Revenue Service with regard to any of the tax consequences of the spin-off or the merger.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE SPIN-OFF AND THE MERGER BASED ON THEIR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE SPIN-OFF AND THE MERGER.

  Material Federal Income Tax Considerations of the Spin-Off -- Stockholder Tax Considerations

     Tax-Free Treatment. Although the completion of the distribution is not contingent on the receipt of a tax opinion with respect to the distribution, we have been advised by Ernst & Young LLP that in their opinion, for federal income tax purposes, the distribution will qualify as a spin-off that will be tax-free to C-Cube Microsystems stockholders under Section 355(a) of the Internal Revenue Code. Provided the distribution so qualifies:

     - You will not recognize income, gain or loss as a result of your receipt of Semiconductor stock.

     - Your tax basis in your Semiconductor stock and your C-Cube Microsystems stock (which will be converted into Harmonic stock in the merger) will be determined by allocating your basis in the C-Cube Microsystems stock immediately before the distribution and merger between the Harmonic stock received in the merger and the Semiconductor stock received in proportion to their relative fair market values on the date of the distribution.

     - Your holding period in the Semiconductor stock received in the distribution will include the holding period of the C-Cube Microsystems stock with respect to which the Semiconductor stock is distributed, provided the C-Cube Microsystems stock was held as a capital asset on the date of the distribution.

     - You will recognize gain or loss with respect to cash you receive in lieu of fractional shares of Semiconductor stock. This gain or loss will be a capital gain or loss provided your C-Cube Microsystems stock was held as a capital asset on the date of the distribution, and it will be a long-term capital gain or loss if you have held your C-Cube stock for more than one year on the date of the distribution.

     - Upon the future sale or other disposition of your Semiconductor stock, you should have a taxable gain or loss equal to the difference between the value of the consideration received and your basis in your Semiconductor stock.

     The Ernst & Young LLP opinion referred to above will be based on and subject to certain limitations, qualifications, assumptions and representations provided by C-Cube Microsystems and Semiconductor. C-Cube Microsystems is not aware of any present facts or circumstances which would make such assumptions

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or representations untrue. However, certain future events not within the control of C-Cube Microsystems or Semiconductor, including, for example, certain dispositions of C-Cube Semiconductor stock, could cause the distribution of Semiconductor stock not to qualify for tax-free treatment to our stockholders.
In addition, even in the absence of an inaccurate assumption or representation, the IRS is not precluded from successfully asserting that the distribution is taxable to the C-Cube shareholders. The opinion of Ernst & Young LLP merely represents its interpretation of existing authorities and is not binding on the IRS.

     Risk of Taxable Treatment. If the distribution of Semiconductor stock did not qualify for tax-free treatment for the stockholders of C-Cube Microsystems, each holder of C-Cube Microsystems stock who received C-Cube Semiconductor stock would be treated as receiving a taxable distribution, which might be treated as taxable capital gains or taxable ordinary income up to the value of the stock distributed.

  MATERIAL FEDERAL INCOME TAX CONSIDERATIONS OF THE SPIN-OFF -- CORPORATE TAX CONSIDERATIONS.

     Notwithstanding the treatment of the transaction for our stockholders, the spin-off will be taxable to C-Cube Microsystems. C-Cube Microsystems will recognize a taxable gain approximately equal to the difference between the fair market value of Semiconductor on the date of distribution, minus our basis in the assets (net of liabilities) that we will transfer to Semiconductor, minus certain expenses related to the spin-off transaction. We currently estimate that this liability will be approximately $140 million. The actual tax liability may differ from the estimate based on a variety of factors.

     Under Semiconductor's tax sharing agreement with Harmonic, Semiconductor will be liable for the originally calculated corporate tax incurred as a result of the spin-off, plus any increase in that corporate tax liability (plus related costs) that results , for example, from an IRS audit.

     THE FOREGOING SUMMARY OF MATERIAL INCOME TAX CONSIDERATIONS IS ONLY A GENERAL DESCRIPTION. EACH C-CUBE MICROSYSTEMS STOCKHOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION IN LIGHT OF SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, INCLUDING APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE ABOVE DISCUSSION.

  Material Federal Income Tax Considerations of the Merger.

     For information regarding the material federal income tax considerations of the merger of C-Cube Microsystems and Harmonic, please see the section entitled "Material Federal Income Tax Consequences of the Merger" beginning on page of the joint proxy statement/prospectus/information statement of Harmonic and C-Cube Microsystems to which this information statement is attached.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     Following the distribution, Semiconductor authorized capital stock will consist of 200,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The description set forth below is incomplete and is qualified by reference to certificate of incorporation or certificate and bylaws, which are set forth in Exhibits 3.1 and 3.2.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as otherwise provided by law, the holders of common stock vote together with the holders of preferred stock as one class. Subject to the rights of holders of any shares of preferred stock which may at the time be outstanding, holders of common stock will be entitled to such dividends as the board of directors may declare out of funds legally available therefor. Subject to the prior rights of creditors and holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled, in the event of liquidation, dissolution or winding up of Semiconductor, to share pro rata in the distribution of all remaining assets. The common stock is not liable for any calls or assessments and is not convertible into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     The certificate provides that the board of directors is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series. Prior to the issuance of shares in each series, the board of directors is required by the certificate and the DGCL to adopt resolutions and file a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof or the Certificate of Designation with the Secretary of State of Delaware, fixing for each such series the designations, preferences and relative, participating, optional or other special rights applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Delaware law.

DISTRIBUTION AGENT; TRANSFER AGENT AND REGISTRAR

     The Distribution Agent, Transfer Agent and Registrar for the common stock and preferred stock is Boston Equiserve.

CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW

     After the distribution, certain provisions of the certificate and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. The certificate provides, among other things, for a classified board of directors and eliminates the right of stockholders to take action by written consent. The issuance of preferred stock authorized in the certificate could have the effect of delaying or preventing a change in control. Such preferred stock could be utilized to implement, without stockholder approval, a stockholders' rights plan that could be triggered by certain change in control transactions, which could delay or prevent a change in control or could impede a merger, consolidation, takeover or other business combination involving Semiconductor. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue shares of preferred stock.

     In addition, the bylaws provide, among other things, that special meetings of our stockholders may be called only by the board of directors or, the chairman of the board of directors. The bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors.

     We are subject to the provisions of Section 203 of the DGCL, an antitakeover law. In general, the statute prohibits a publicly held Delaware corporation from entering into a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person

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

became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of our voting capital stock.

     THE PROVISIONS OF THE CERTIFICATE, BYLAWS AND DELAWARE LAW ARE INTENDED TO ENCOURAGE POTENTIAL ACQUIRORS TO NEGOTIATE WITH US AND ALLOW OUR BOARD OF DIRECTORS THE OPPORTUNITY TO CONSIDER ALTERNATIVE PROPOSALS IN THE INTEREST OF MAXIMIZING STOCKHOLDER VALUE. SUCH PROVISIONS, HOWEVER, MAY ALSO HAVE THE EFFECT OF DISCOURAGING ACQUISITION PROPOSALS OR DELAYING OR PREVENTING A CHANGE IN CONTROL, WHICH MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF THE COMMON STOCK.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all future earnings, if any, for use in the operation and expansion of our business and do not anticipate declaring or paying cash dividends.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the DGCL, Semiconductor has included in its certificate a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws require the companies to
(i) indemnify their officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to their officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require the companies, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     We understand that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

                          TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Semiconductor common stock is Boston EquiServe, L.P., 150 Royall Street, Canton, MA 02021; telephone: (781) 575-3120.

ITEM 15(B). EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Certificate of Incorporation of C-Cube Semiconductor Inc.
  3.2     Bylaws of C-Cube Semiconductor Inc.
 10.1     Form of Separation and Distribution Agreement between C-Cube
          Microsystems Inc. and C-Cube Semiconductor Inc.
10.2+     Form of Tax Sharing Agreement between C-Cube Microsystems
          Inc. and C-Cube Semiconductor Inc.
 10.3     Form of Assignment and Assumption Agreement between C-Cube
          Microsystems Inc. and C-Cube Semiconductor Inc.
10.4+     Form of Indemnification and Insurance Matters Agreement
          between C-Cube Microsystems Inc. and C-Cube Semiconductor
          Inc.
10.5+     Form of Transitional Services Agreement between C-Cube
          Microsystems Inc. and C-Cube Semiconductor Inc.
 10.6     Form of Officers' and Directors' Indemnification Agreement

------------------------

+ To be filed by amendment.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Semiconductor Inc. has duly caused this Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on December 29, 1999.

                                          C-CUBE SEMICONDUCTOR INC.

                                          By:       /s/ UMESH PADVAL
                                            ------------------------------------
                                                        Umesh Padval
                                               President and Chief Executive
                                                           Officer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   3.1     Certificate of Incorporation of C-Cube Semiconductor Inc.
   3.2     Bylaws of C-Cube Semiconductor Inc.
  10.1     Form of Separation and Distribution Agreement between C-Cube
           Microsystems Inc. and C-Cube Semiconductor Inc.
  10.2+    Form of Tax Sharing Agreement between C-Cube Microsystems
           Inc. and C-Cube Semiconductor Inc.
  10.3     Form of Assignment and Assumption Agreement between C-Cube
           Microsystems Inc. and C-Cube Semiconductor Inc.
  10.4+    Form of Indemnification and Insurance Matters Agreement
           between C-Cube Microsystems Inc. and C-Cube Semiconductor
           Inc.
  10.5+    Form of Transitional Services Agreement between C-Cube
           Microsystems Inc. and C-Cube Semiconductor Inc.
  10.6     Form of Officers' and Directors' Indemnification Agreement

------------------------

+ To be filed by amendment.